UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ALAMO GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Alamo Group Inc.
Notice of Annual Meeting of Shareholders & Proxy Statement

2026

TENCO

HYBRID
Super Products
Supersucker
Avalanche
KEEP BACK 50 FEET
VACALL
ALAMO
GRADALL

ALAMO GROUP

Alamo Group Inc. | 1627 East Walnut Street | Seguin, Texas 78155
Dear Fellow Stockholders:
You are cordially invited to attend the 2026 Annual Meeting of Stockholders of Alamo Group Inc. The Annual Meeting will be held in a virtual-only format on Friday, May 1, 2026, at 9:00 a.m. Central Daylight Time.
HOW TO ATTEND THE 2026 VIRTUAL ANNUAL MEETING OF STOCKHOLDERS
To attend the Annual Meeting you will need to visit www.virtualshareholdermeeting.com/ALG2026, and you will be required to enter the control number found on your proxy notice or proxy card you previously received. In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the internet. You will not receive a printed copy of the proxy materials, unless you specifically request such a copy. Instead, on or about March 19, 2026, we will mail to our stockholders a Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy materials and annual report on the internet. We believe the furnishing of these materials electronically is more efficient, reducing costs and environmental impacts. The Notice Regarding the Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials and how to request paper copies of materials if you wish. The Notice Regarding the Availability of Proxy Materials will also instruct you as to how you may submit your proxy vote on the internet. Our Proxy Statement and 2025 Annual Report to stockholders are available at the website referenced in the Notice Regarding Internet Availability of Proxy Materials and on our website at https://www.alamo-group.com/investor-relations/ at the link to 2026 Annual Meeting Information as well as under the Financial Reports link.
If you have difficulty accessing the Annual Meeting through the Annual Meeting Website, please call technical support at the telephone number on the login page for the Annual Meeting and a representative will be available to assist you. A list of stockholders entitled to vote at the Annual Meeting will be available during the entire time of the Annual Meeting at the Annual Meeting Website. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.
Stockholders of record as of the close of business on March 10, 2026, the record date for the Annual Meeting, will be afforded the same rights and opportunities to vote, ask questions, and participate as they would at an in-person meeting. Once you have entered the virtual Annual Meeting platform, you will be able to type and submit your questions by using the applicable field provided in the web portal before the polls close. You or your proxy holder may participate, vote, and ask questions at the virtual Annual Meeting subject to our Annual Meeting rules and procedures. We will post the Rules for Conduct for the Annual Meeting to our Investor Relations website at https://www.alamo-group.com/investor-relations/ at the link to 2026 Annual Meeting Information no later than one week prior to the Annual Meeting date, and will also make them available during the Annual Meeting through the virtual meeting platform. During the Annual Meeting, the Company will receive questions that are pertinent to the Company and the official business of the Annual Meeting subject to time constraints. Only stockholders with a valid control number will be allowed to ask questions.

Stockholders are encouraged to login to the virtual Annual Meeting several minutes prior to the start time in order to leave enough time to confirm the connection is sufficient to access the virtual meeting site and to allow sufficient time to get familiar with the virtual meeting features. Technical support will also be available during the Annual Meeting. If any stockholder experiences technical difficulty, please call technical support at the telephone number available on the Annual Meeting Website and a representative will be available to assist.

Your vote is very important.
Whether or not you expect to attend the virtual Annual Meeting and regardless of the number of shares you own, please promptly vote by telephone or over the internet or by completing, signing, dating and returning your proxy card, if you have requested that a paper copy of proxy materials be mailed to you. Even if you vote in advance, you are still entitled to attend the virtual Annual Meeting and vote at the meeting. If you vote at the meeting, that vote will have the effect of revoking any prior vote.

Thank you for your support.
Richard W. Parod
Independent Chair of the Board of Directors
March 19, 2026

Alamo Group Inc. | 1627 East Walnut Street | Seguin, Texas 78155
Notice of Annual Meeting
of Stockholders

WHO Stockholders of record at the close of business on March 10, 2026

WHEN May 1, 2026 at 9:00 a.m. Central Daylight Time

WHERE Virtual-only format

VIRTUAL MEETING URL ACCESS www.virtualshareholder meeting.com/ALG2026

Stockholders who do not expect to attend the virtual Annual Meeting are urged to vote by telephone or over the internet or by completing, signing, dating and returning the proxy card enclosed in the proxy materials, if you have requested that paper proxy materials be mailed to you.
TO THE STOCKHOLDERS OF ALAMO GROUP INC.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alamo Group Inc. (the “Company”) will be held in a virtual-only format on Friday, May 1, 2026, at 9:00 a.m. Central Daylight Time, for the following purposes:
VOTING MATTERS

1	To elect the nine (9) directors named in the proxy materials to the Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

2	To approve the compensation of the Company's named executive officers ("NEOs") on an advisory basis (the "say-on-pay proposal");

3	To ratify the Audit Committee’s appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2026; and

4	To transact such other business as may properly come before the meeting or any adjournment thereof.

In accordance with the Bylaws of the Company, the Board of Directors fixed the record date for the meeting as March 10, 2026. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.
A complete list of stockholders entitled to vote at the meeting, showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten business days prior to the meeting, commencing April 17, 2026, at the Company's office at 1627 East Walnut Street, Seguin, Texas 78155.
By Order of the Board of Directors,
Edward T. Rizzuti
Secretary
Dated: March 19, 2026

Proxy Summary

This summary highlights certain information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you may wish to consider prior to voting. Please review the entire Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”) for more detailed information.
HOW TO VOTE

By Internet Go to www.proxyvote.com for voting instructions or scan the QR code on your Notice Regarding the Availability of Proxy Materials or proxy card with your smartphone.
By Telephone You may call 1-800-690-6903 on a touch-tone telephone and follow the instructions provided by the recorded message to vote your shares by telephone.

By Mail
You may promptly mail your completed and executed proxy card in the postage-paid envelope, which is included with your proxy materials if you requested to receive paper copies of our proxy materials.

By Virtual Meeting www.virtualshareholdermeeting.com/ALG2026
VOTING RECOMMENDATIONS

Proposals		Board Recommendation	Page Reference

PROPOSAL 1	The election of the nine (9) directors named in the proxy materials to the Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified	“FOR”	8
PROPOSAL 2	The approval of the compensation of the Company’s named executive officers (“NEOs”) on an advisory basis	“FOR”	56
PROPOSAL 3	The ratification of the Audit Committee’s appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2026	“FOR”	58

Alamo Group Inc.	1	Proxy Statement

PROXY SUMMARY
BOARD OF DIRECTORS NOMINEES
Each member of our Board of Directors is elected annually. You are being asked to vote on the election of these nine nominees, all of whom currently serve as directors. The table below reflects the Board Committees as of the date of the annual meeting, May 1, 2026.

	Age	Director Since	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Robert P. Bauer	67	2015	✓	■	■	■
Eric P. Etchart	69	2015	✓		■	■
Nina C. Grooms	57	2021	✓	■		■
Colleen C. Haley	59	2024	✓	■	■
Paul D. Householder	56	2024	✓		■
Robert P. Hureau	58	2025
Tracy C. Jokinen	57	2016	✓	■	■
Richard W. Parod (Independent Board Chair)	72	2017	✓
Lorie L. Tekorius	58	2019	✓	■		■
■ Chairperson ■ Member
BOARD OF DIRECTORS NOMINEES AT-A-GLANCE
Tenure

■	0-5 years
■	5-10 years
■	10-15 years
Independence

■	Independent
■	Non-Independent
Gender/Race/Ethnicity

■	Diverse
■	Non-Diverse

Alamo Group Inc.	2	Proxy Statement

PROXY SUMMARY
DIRECTOR QUALIFICATIONS AND SKILLS
Our Board possesses a broad range of qualifications and skills that facilitate strong oversight of the Company's management and strategic development. The following matrix identifies the primary skills that the Nominating/Corporate Governance Committee and the Board considered in connection with the nomination of the nine incumbent directors. While unmarked items in the table below may indicate only cursory knowledge relating to a given category, the marked items indicate strong expertise or experience in the applicable category or categories.

Experience/Qualifications	Bauer	Etchart	Grooms	Haley	Householder	Hureau	Jokinen	Parod	Tekorius

Current/Former Public Company CEO Experience	■				■	■		■	■
Financial Expertise	■	■	■	■	■	■	■	■	■
Organizational Development & Succession Planning	■	■		■	■	■	■	■	■
Company End-Markets/Distribution Channels			■	■	■	■	■	■	■
International Experience	■	■	■	■	■	■	■	■	■
Strategic Planning & Execution	■	■	■	■	■	■	■	■	■
Corporate Governance	■	■			■	■	■	■	■
Technology Development/Technical Product Development	■		■			■
Digital Transformation and IT Security			■	■			■	■
Capital Goods Manufacturing/Supply Chain	■	■	■	■	■	■	■	■	■
Mergers & Acquisitions	■	■	■	■	■	■	■	■	■

Alamo Group Inc.	3	Proxy Statement

PROXY SUMMARY
2025 FINANCIAL PERFORMANCE

Net Sales of $1.6 billion	Fully Diluted EPS of $8.59	EBITDA of $204.2 million*
	Adjusted Fully Diluted EPS of $9.37*	Adjusted EBITDA of $216.9 million*
*EBITDA is a non-GAAP financial measure defined for this purpose as net income plus interest, taxes, depreciation and amortization. Adjusted fully diluted EPS is also a non-GAAP financial measure. For more information relating to these measures, including a reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, refer to "Non-GAAP Financial Measures Reconciliation" in Appendix I hereto.
EXECUTIVE COMPENSATION
Our Board of Directors recommends that you vote “For” our advisory proposal on executive compensation. The non-binding advisory vote gives our stockholders the opportunity to approve the compensation paid to individuals identified as named executive officers (the "NEOs") in this Proxy Statement. The Compensation Committee of our Board (the "Compensation Committee") designed our compensation program to align the actions of our NEOs with the long-term interests of our stockholders based on the overall philosophy to pay executives for their performance. Our executive compensation program ties incentive compensation to the achievement of both annual and long-term (three-year) financial performance goals of our Company. The annual incentive awards are tied to annual financial and other performance goals and are paid in cash, while the three-year incentive awards are tied to three-year financial goals and are made in the form of performance share units ("PSUs").
In 2025, we experienced a year of transition. Robert Hureau became our President & Chief Executive Officer in September after our prior President & CEO’s retirement. We acquired Ring-O-Matic in Iowa and the GreenMech brand in Europe. We also entered an agreement to acquire Petersen Industries in Florida at the end of 2025, with the closing taking place in January 2026. We continued to implement cost-saving initiatives and enhance operational efficiencies in both our Vegetation Management and Industrial Equipment Divisions in an effort to improve operating margins. This included consolidating certain operations, which involved moving and set up costs and inventory adjustments, as well as facility shutdowns. We were also negatively impacted by tariffs. Although we continued experiencing challenges in 2025, we performed relatively well. We reshaped our organizational structure, aligned on the vital few commercial and operational priorities, developed our mergers and acquisition engine, and set a clear vision for the future.

Alamo Group Inc.	4	Proxy Statement

PROXY SUMMARY
2025 COMPENSATION HIGHLIGHTS
Our 2025 annual cash incentive plan for all of our NEOs is comprised of objective components. Actual payouts under our annual cash incentive plan can range from 0% to 200% of the target incentive opportunity depending upon performance.
For President and Chief Executive Officer, Robert P. Hureau, Executive Vice President and Chief Financial Officer, Agnieszka K. Kamps, and Executive Vice President, Corporate Development & Investor Relations and Secretary, Edward T. Rizzuti, Company pre-tax income, Company organic revenue growth, and Company cash conversion rate were used as the objective performance measures for determining 2025 incentive payouts. For our Division leaders, Kevin J. Thomas and Richard H. Raborn, Company pre-tax income, Division margin improvement, Division organic revenue growth, Company cash conversion rate, and Division recordable injury rate were used as the performance measures for determining 2025 objective incentive payouts.
For purposes of calculating 2025 performance under the annual cash incentive plan, adjustments were made to pre-tax income for the year ended December 31, 2025, of $2.3 million associated with the transition of our President & CEO, $3.3 million associated with acquisition and integration costs, and $9.3 million in restructuring expenses associated with the actions taken within both of our divisions as referenced above. The Committee believes these adjustments, which were disclosed in the Company’s earnings reports, were appropriate and better reflect the Company’s operational performance given the nature of the costs, and the anticipated long term benefits on the Company’s competitive position and financial results.
Based on our 2025 pre-tax income performance, NEOs received a payout of 55% for that portion of our plan. Our 2025 Company organic growth target was not met, so no payout was received for that portion of our plan. We exceeded our Company cash conversion target for 2025, resulting in a payout of 40% for that portion of our plan. We began providing performance-based equity compensation in 2020, with the PSUs vesting based on performance over a three-year performance period. Based on performance over the three-year performance period ending December 31, 2025, NEOs received payouts under the 2023 PSUs at 115% of target.
Please refer to the "Compensation Discussion and Analysis" section of this Proxy Statement for more details regarding the 2025 compensation outcomes for our NEOs.

Alamo Group Inc.	5	Proxy Statement

Beneficial Ownership
of Our Common Stock

Listed in the following table are the only beneficial owners of more than five percent of the Company's outstanding Common Stock that the Company is aware of as of February 20, 2026. In addition, this table includes the outstanding voting securities beneficially owned by the Company’s directors, by its executive officers that are listed in the Summary Compensation Table, and by its directors and executive officers as a group as of February 20, 2026. Unless indicated otherwise below, the address of each person named on the table below is: c/o Alamo Group Inc., 1627 East Walnut Street, Seguin, Texas 78155.

Beneficial Owner of Common Stock	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)

Henry Crown and Company c/o Brian Gilbert Gould & Ratner LLP 222 N. LaSalle Street, Suite 1000 Chicago, IL 60601	1,700,100	(3)	14.03
BlackRock Inc. 55 East 52nd Street New York, NY 10055	1,580,938	(4)	13.04
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	759,699	(5)	6.27
Allspring Global Investments Holdings, LLC 1415 Vantage Park Dr, Suite 300 Charlotte, NC 28203	641,902	(6)	5.30
Eric P. Etchart	11,757	(8)	*
Robert P. Bauer	11,550	(8)	*
Richard W. Parod	8,818	(8)	*
Tracy C. Jokinen	8,238	(8)	*
Lorie L. Tekorius	5,058	(8)	*
Nina C. Grooms	3,343	(8)	*
Paul D. Householder	1,425	(8)	*
Colleen C. Haley	910	(8)	*
Jeffery A. Leonard	32,360	(7)	*
Robert P. Hureau	12,046	(7)	*
Edward T. Rizzuti	8,909	(7)	*
Richard H. Raborn	11,468	(7)	*
Agnieszka K. Kamps	4,852	(7)	*
Kevin J. Thomas	3,081	(7)	*
All Directors and Executive Officers (16 Persons)	128,743	(7)	1.06
*Less than 1% of class.

Alamo Group Inc.	6	Proxy Statement

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
1.In each case, the beneficial owner has sole voting and investment power, except as otherwise provided herein.
2.The calculation of percent of class is based on the number of shares of Common Stock outstanding as of February 20, 2026, being 12,121,294 shares.
3.Based on Schedule 13D/A, dated December 21, 2012, Bgear Investors LLC, a Delaware limited liability company, and Henry Crown and Company, an Illinois limited liability partnership, had shared voting and dispositive power over 1,361,700 shares, and Henry Crown and Company, a Delaware corporation, had sole voting and dispositive power over 338,300 shares as of December 31, 2012.
4.Based on Schedule 13G/A, dated July 18, 2025, by which BlackRock, Inc. reported that as of June 30, 2025, it had sole voting power over 1,558,578 shares and had shared voting power over none of the shares and sole dispositive power over 1,580,938 shares. BlackRock, Inc. reported beneficial ownership of the 1,580,938 shares as of June 30, 2025.
5.Based on Schedule 13G, dated February 13, 2024, by which The Vanguard Group reported that as of December 31, 2024, it had sole voting power over zero shares, had shared voting power over 19,007 shares and had sole dispositive power over 731,029 shares. The Vanguard Group reported beneficial ownership in 759,699 shares as of December 31, 2024.
6.Based on Schedule 13G, dated October 7, 2024, by which Allspring Global Investments Holdings, LLC, Allspring Global Investments, LLC, and Allspring Funds Management, LLC reported that as of September 30, 2024, (a) Allspring Global Investments Holdings, LLC had sole voting power over 600,626 shares, had shared voting power over zero shares and had sole dispositive power and beneficial ownership over 641,902 shares; (b) Allspring Global Investments, LLC had sole voting power over 125,322 shares, had shared voting power over zero shares and had sole dispositive power and beneficial ownership over 641,407 shares; and (c) Allspring Funds Management, LLC had sole voting power, shared voting power, sole dispostive power, and beneficial ownership over zero shares.
7.Includes: unvested restricted stock awards that have power to vote and receive dividends as follows: 0 shares for Mr. Leonard; 10,988 shares for Mr. Hureau; 4,150 shares for Mrs. Kamps; 2,696 shares for Mr. Rizzuti; 3,171 shares for Mr. Raborn; 2,461 shares for Mr. Thomas; and 1,414 shares for other executive officers.
8.Includes: unvested restricted stock awards that have power to vote and receive dividends as follows: 886 shares each for Mr. Etchart, Mr. Bauer, Ms. Jokinen, Mr. Parod, Ms. Tekorius, Ms. Grooms; 737 shares for Mr. Householder; and 651 shares for Ms. Haley.

Alamo Group Inc.	7	Proxy Statement

PROPOSAL ONE
Election of Directors

The Bylaws of the Company provide that the number of directors which shall constitute the whole Board of Directors shall be fixed and determined from time to time by resolution adopted by the Board of Directors. As of the date of this Proxy Statement, the Board of Directors is comprised of nine (9) directors.

Our Board Nominees

Robert P. Bauer	Eric P. Etchart	Nina C. Grooms	Colleen C. Haley	Paul D. Householder

Robert P. Hureau	Tracy C. Jokinen	Richard W. Parod		Lorie L. Tekorius

Unless otherwise instructed, shares represented by properly executed proxies in the accompanying form will be voted for the individuals nominated by the Board of Directors set forth below. Although the Board of Directors anticipates that the listed nominees will be able to serve, if at the time of the meeting any such nominee is unable or unwilling to serve, such shares may be voted at the discretion of the proxy holders for a substitute nominee. The Nominating/Corporate Governance Committee of the Board of Directors recommended the individuals listed below to the Board of Directors and the Board of Directors nominated them. Certain information concerning such nominees, including all positions with the Company and principal occupations during the last five years, is set forth below.
We have provided below information about our nominees, all of whom are incumbent directors, including their ages, years of service as directors, and business experience. We have also included information about each nominee’s specific experience, qualifications, attributes, or skills that led the Board to conclude that he/she should serve as one of our directors in light of our business and structure. All of our nominees bring to our Board extensive management and leadership experience gained through their service as executives and, in several cases, chief executive officers, chief operating officers or chief financial officers of diverse businesses. In these executive roles, they have taken hands-on, day-to-day responsibility for strategy and operations, including management of capital, risk and business cycles. In addition, several nominees bring private and public company board experience with either significant experience on other boards or long service on our Board. This broadens their knowledge of board policies and processes, rules and regulations, issues and solutions.

Alamo Group Inc.	8	Proxy Statement

PROPOSAL ONE
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Robert P. Bauer	Age: 67 | Director Since: 2015 | Position: Independent Director

Robert P. Bauer has been a director of the Company since August 2015. Mr. Bauer served as President and Chief Executive Officer and as a director of the L.B. Foster Company ("L.B. Foster"), a manufacturer, fabricator and distributor of products and services for transportation and energy infrastructure, from 2012 until his retirement in 2021. L.B. Foster specializes in infrastructure solutions for freight and transit rail systems; construction products for highway bridges and ports; tubular products and services for pipeline applications; and precision metering solutions for energy pipelines. Mr. Bauer served as President of Emerson Climate Technologies, Refrigeration Division, a business segment of Emerson Electric Co., a diversified global manufacturing and technology company, ("Emerson") from June 2011 to February 2012. He also served as President of Emerson Network Power, Liebert Division, from January 2002 through May 2011. Mr. Bauer spent 18 years with Emerson in various senior management positions, and became a Group Vice President, Emerson in 2004. Prior to Emerson, he held management positions with Rockwell Automation and Westinghouse Electric.

Mr. Bauer brings to the Board many years of executive experience in the global manufacturing environment, with valuable and extensive knowledge concerning global product marketing, new product development, strategic planning, corporate governance, and mergers and acquisitions.

Alamo Group Inc.	9	Proxy Statement

PROPOSAL ONE

Eric P. Etchart	Age: 69 | Director Since: 2015 | Position: Independent Director

Eric P. Etchart has been a director of the Company since August 2015. From 2007 until his retirement in January 2016, Mr. Etchart served as Senior Vice President for the Manitowoc Company, Inc., a global manufacturer of cranes and food service equipment serving both residential and non-residential markets as well as infrastructure and power industries. Mr. Etchart was the President of the Manitowoc Crane Group from 2007 until 2015 and Senior Vice President of Business Development from 2015 until his retirement. Prior to joining Manitowoc, Mr. Etchart held various management positions for Potain S.A., a global manufacturer of tower cranes, until it was acquired by Manitowoc in 2001. In 2022, Mr. Etchart demonstrated his commitment to outstanding modern leadership and ESG excellence by successfully completing the required coursework, and passing a comprehensive examination, to obtain a Diligent Climate Leadership Certification, presented by the Diligent Institute. In 2023, Mr. Etchart completed an ESG Leadership Certificate Program through Diligent Institute and Competent Boards. The program is designed to prepare leaders with the knowledge and skills to address ESG challenges and opportunities. Mr. Etchart is also a National Association of Corporate Directors (NACD) Board Leadership Fellow.

Mr. Etchart brings to the Board over thirty years of global manufacturing experience, extensive knowledge of and expertise in finance and marketing, ESG proficiency, climate risk and related strategy, and is a French national with over twenty years of management experience outside the U.S., which provides the Company with a meaningful international perspective on global markets.

Alamo Group Inc.	10	Proxy Statement

PROPOSAL ONE

Nina C. Grooms	Age: 57 | Director Since: 2021 | Position: Independent Director

Nina C. Grooms has been a director of the Company since December 2021. Ms. Grooms has been Chief Executive Officer of CDO Solutions since November 2024. CDO Solutions specializes in AI and digital transformation strategies and solutions that revolutionize how organizations operate and innovate. From August 2022 to April 2024, Ms. Grooms served as Chief Executive Officer of Oralucent, an oral care company that seeks to revolutionize oral care, and that holds several patents related to Artificial Intelligence and blue light technology. Prior to joining Oralucent, Ms. Grooms was Chief Product Officer of May Mobility in Ann Arbor, Michigan. May Mobility is a leader in autonomous vehicle technology with a mission to transform communities through the development and deployment of safe and accessible autonomous vehicles. Ms. Grooms joined May Mobility in 2020. Prior to joining May Mobility, Ms. Grooms served in various executive roles with Ford Motor Company, most recently as Chief Product Owner for Ford's Autonomous Vehicle Group and Chief Operating Officer of Connected Solutions for Ford’s retail vehicles. Prior to her service with Ford, Ms. Grooms held several executive positions with the General Electric Company from 2012 to 2017, including as Vice President, Global Customer & Services Marketing, Artificial Intelligence & IoT Software at GE Digital.

Ms. Grooms brings extensive experience in many areas relevant to the Company, including CEO and CxO experience, AI, cybersecurity, digital transformation, IoT/connected solutions, product development, sales, marketing, engineering, SaaS and cloud.

Alamo Group Inc.	11	Proxy Statement

PROPOSAL ONE

Colleen C. Haley	Age: 59 | Director Since: 2024 | Position: Independent Director

Colleen C. Haley has been a director of the Company since December 2024. Ms. Haley has been President North America Seating with Forvia SE since October 2025. Based in Nanterre, France with North America headquarters in Auburn Hills, Michigan, Forvia serves the mobility industry including automotive, commercial vehicle and agriculture markets. Prior to her role with Forvia, Ms. Haley was Chief Executive Officer of Quality Metalcraft/Experi-Metal, Inc. (“QMC-EMI”) since March 2021. Based in Livonia, Michigan, QMC-EMI is a leading metal fabrication company serving the automotive, commercial vehicle, aerospace, and defense industries. Prior to her role with QMC-EMI, Ms. Haley was Group Vice President, Operations, with Parker Hannifin Corporation from 2016 to 2021. Parker Hannifin is a Fortune 250 global leader in motion and control technologies and systems. From 2000 to 2016, Ms. Haley held various senior managerial positions with Yazaki Corporation, a privately-held global tier one automotive supplier. Ms. Haley’s roles included leading Yazaki’s business in South America. Her previous positions at Yazaki included Business Unit President, Vice President Supply Chain and Vice President Human Resources. From 1991 to 1995, Ms. Haley held managerial positions with ALCOA, and from 1995 to 2000, with a joint venture, Alcoa Fujikura Ltd.

Ms. Haley brings to the Board diverse global executive experience and deep expertise in many areas relevant to the Company, including expertise in supply chains, strategic planning, distribution channels, and human resources.

Paul D. Householder	Age: 56 | Director Since: 2024 | Position: Independent Director

Paul D. Householder has been a director of the Company since February 2024. Until January 2026, Mr. Householder was the President and Chief Executive Officer of Ag Growth International Inc. ("Ag Growth"), a global manufacturer of portable and stationary grain handling, storage and conditioning equipment, including augers, belt conveyors, storage bins, handling accessories and aeration equipment. Mr. Householder joined Ag Growth in 2019 as Executive Vice President, International. He served as Executive Vice President, Global Operations, and Executive Vice President and Chief Operating Officer at Ag Growth before serving as President and Chief Executive Officer. Prior to Ag Growth, Mr. Householder spent twenty-eight years with Air Products & Chemicals, Inc., holding several global leadership roles focusing on continuous improvement, business development, sales, and engineering.

Mr. Householder brings to the Board over thirty years of global manufacturing experience, with strong focus on operations, including strategic planning, change management, global operations, negotiation, Lean Six Sigma, and continuous improvement.

Alamo Group Inc.	12	Proxy Statement

PROPOSAL ONE

Robert P. Hureau	Age: 58 | Director Since: 2025 | Position: President & CEO

Robert P. Hureau was appointed President and Chief Executive Officer of the Company in September 2025. He was appointed as a director of the Company at that time as well. Mr. Hureau previously held several executive level and director positions. From April 2019 to March 2025, Mr. Hureau served as Chief Executive Officer and as a director of American Trailer World (“ATW”), an industrial manufacturer and retailer of trailers, truck equipment and after-market parts. From January 2018 to April 2019, he served as ATW’s EVP and Chief Financial Officer. Mr. Hureau served as the Chairman of the Board of ATW from March 2025 to February 2026. From February 2021 to January 2024, Mr. Hureau was a director of USLBM, the largest privately-owned, full-line distributor of specialty home building materials in the United States. He was also the Chair of USLBM’s Audit Committee during that period of time. From September 2014 to January 2018, Mr. Hureau served as the EVP and Chief Financial Officer for Pharmaceutical Product Development (“PPD”), a global clinical research organization. From April 2013 to September 2014, Mr. Hureau served as the EVP and Chief Financial Officer of Acelity, a global medical technology company focused on advanced wound care and regenerative medicine. From February 2007 to April 2013, Mr. Hureau held several executive level positions at Sensata Technologies, including SVP and Chief Financial Officer from 2011 to April 2013. Sensata Technologies is a publicly traded, global industrial manufacturer of sensors and controls. In addition to his business experience, Mr. Hureau served on various advisory boards for ALSAC, the fundraising and awareness organization for St. Jude Children’s Research Hospital, from 2014 to 2026.

Mr. Hureau brings to the Company and Board several decades of executive leadership experience in both private and public companies. Mr. Hureau has experience successfully merging and integrating businesses, completing strategic acquisitions, and identifying and leading divestitures. His experience involves cultivating a company culture focused on innovation, performance, and quality. He brings to the Company and Board a proven track record of scaling complex businesses, driving operational excellence, and delivering sustained shareholder value.

Alamo Group Inc.	13	Proxy Statement

PROPOSAL ONE

Tracy C. Jokinen	Age: 57 | Director Since: 2016 | Position: Independent Director

Tracy C. Jokinen has been a director of the Company since August 2016. From March 2020 until her retirement in January 2022, she was the Executive Vice-President and Chief Financial Officer of Vyaire Medical, a global respiratory care company. Before joining Vyaire, Ms. Jokinen was the Executive Vice President and Chief Financial Officer of Acelity L.P. Inc. ("Acelity"), a leading global medical technology company, from June 2017 until October 2019 when Acelity was acquired by the 3M Company. Before joining Acelity in June of 2017, Ms. Jokinen served as the Chief Financial Officer of G&K Services, Inc. (“G&K”), a service-focused provider of branded uniform and facility services programs, from 2014 to 2017. Prior to her service as Chief Financial Officer of G&K, Ms. Jokinen spent 22 years with Valspar Corporation (“Valspar”), a global manufacturer of paints and coatings, in various positions of increasing responsibility. Most recently, she served as Valspar’s Vice President, Corporate Finance, where she led Valspar’s tax, treasury, investor relations, internal audit, operations, finance, and corporate accounting functions. Her previous positions at Valspar included Vice President, Finance & Strategy, and Vice President, Corporate Controller and Chief Accounting Officer.

Ms. Jokinen's extensive and varied management experience, a significant portion of which was within the manufacturing sector, provides the Company with meaningful financial and accounting expertise and mergers and acquisitions and related integration experience, as well as useful problem solving skills relevant to a large multinational manufacturing company.

Richard W. Parod	Age: 72 | Director Since: 2017 | Position: Independent Board Chair

Richard W. Parod has been a director of the Company since December 2017. He was appointed Independent Board Chair in April 2024. From early 2022 until October 2024, Mr. Parod was Chief Executive Officer of AdeptAg, a private company serving the controlled environment agriculture market. Mr. Parod was the President and Chief Executive Officer and a director of the Lindsay Corporation ("Lindsay") from April 2000 until December of 2017. Lindsay is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Prior to Lindsay, Mr. Parod served as the Vice President and General Manager of the Toro Company's Irrigation Division from 1997 to 2000. Toro is a leading worldwide provider of outdoor turf, landscape, underground utility construction, irrigation and related equipment.

In his role as President and CEO with Lindsay, Mr. Parod gained valuable executive leadership experience and he brings meaningful expertise in many areas relevant to the Company, including strategic planning, manufacturing operations, product development, sales and marketing, accounting and public company governance.

Alamo Group Inc.	14	Proxy Statement

PROPOSAL ONE

Lorie L. Tekorius	Age: 58 | Director Since: 2019 | Position: Independent Director

Lorie L. Tekorius has been a director of the Company since December 2019. Ms. Tekorius is the President and Chief Executive Officer of The Greenbrier Companies, Inc. ("Greenbrier"), a position she assumed on March 1, 2022. Ms. Tekorius is also a director of Greenbrier. Greenbrier is a leading international designer, manufacturer and marketer of freight railcar equipment and related services to global transportation markets in North America, Europe, and Brazil. Ms. Tekorius has served in various management positions for Greenbrier since 1995, most recently as President and Chief Operating Officer and, prior to that, as Executive Vice President and Chief Financial Officer. Ms. Tekorius also currently serves on the Portland Branch of the Federal Reserve Bank of San Francisco.

Ms. Tekorius is a certified public accountant that provides the Company with highly relevant experience in finance, accounting, strategic planning, talent development, succession planning, ESG, mergers and acquisitions, and global manufacturing operations. Ms. Tekorius also brings executive leadership experience to the Board.

“FOR”
THE BOARD OF DIRECTORS HAS APPROVED THE SLATE OF DIRECTORS AND RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NINE NOMINEES, WHICH IS DESIGNATED AS PROPOSAL NO. 1. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" EACH NOMINEE UNLESS OTHERWISE INSTRUCTED.

INFORMATION CONCERNING DIRECTORS
None of the nominees for director or the executive officers of the Company has a familial relationship with any of the other executive officers or other nominees for director. In accordance with our Corporate Governance Guidelines, no director may serve on more than three public company boards of directors (including the Company's Board). Mr. Etchart has served as director of Graco Inc. since 2010 and is a member of the Audit and Governance Committees of Graco. Mr. Etchart has also served as a director of the WD-40 Company since December of 2016 where he was appointed Board Chair in December of 2024, and is also currently a member of the Corporate Governance Committee and Finance Committee. Mr. Householder served as a director of Ag Growth International, Inc. from November 8, 2022 until January 15, 2026. Ms. Jokinen has served as a director of Array Technologies, Inc. since November 8, 2022 where she is currently a member of the Audit Committee as well as the Human Capital Committee. Ms. Jokinen has also served as a director of Vestis Corporation since September 30, 2023 where she is currently Chair of the Audit Committee and a member of the Compensation and Human Resources Committee. Ms. Tekorius has served as a director of The Greenbrier Companies, Inc. since March 30, 2022. Mr. Parod served as a director of Dragonfly Energy Holdings Corp. from October 7, 2022 until May of 2025. Mr. Parod had been serving as a director of Raven Industries, Inc., until the company was acquired by CNH Industrial N.V. in November of 2021. Mr. Bauer had been serving as a director and the President and Chief Executive Officer of L.B. Foster until his retirement in July of 2021. Except as disclosed above, none of the directors or nominees is a director or has been a director over the past five years of any other company which has a class of securities

Alamo Group Inc.	15	Proxy Statement

PROPOSAL ONE
registered under, or is required to file reports under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or of any company registered under the Investment Company Act of 1940, as amended.
Non-management directors may meet in executive session, without the Chief Executive Officer, at any time, and there are regularly scheduled non-management executive sessions at each meeting of the Board of Directors and Committees thereof. The Independent Chair of the Board and the Chair of each Committee preside over their respective executive sessions.
In determining independence, each year the Board affirmatively determines whether each director has any “material relationships” with the Company other than as a director. When assessing the “materiality” of a director’s relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions.
The Board of Directors has determined that all of its current directors except Mr. Hureau, the Company's President and CEO, have no material relationships with the Company or its auditors and are independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards on director independence and the director independence standards established under the Company’s Corporate Governance Guidelines, which are available at https://www.alamo-group.com/corporate-governance/. The Board of Directors previously determined that Mr. Leonard, the Company’s former President and CEO, who served as a director in 2025, was not independent.
If you and other interested parties wish to communicate with the Board of Directors of the Company, you may send correspondence to the Corporate Secretary, Alamo Group Inc., 1627 East Walnut Street, Seguin, Texas 78155. The Secretary will submit your correspondence to the Board or to the appropriate Committee or Board member, as applicable. The Board’s policy regarding stockholder communication with the Board of Directors is available at https://www.alamo-group.com/corporate-governance/.
Stockholders and other interested parties may communicate with non-management directors of the Board by sending their correspondence to the Corporate Secretary, Alamo Group Inc., 1627 East Walnut Street, Seguin, Texas 78155.
Vote required. Each director will be elected by a majority of the votes cast with respect to such director. All proxies will be voted “FOR” these nominees unless a contrary choice is indicated. Shares voting “abstain” on any nominee for director will be excluded from the vote and will have no effect on the election of directors. Broker non-votes will also be excluded from the vote and will have no effect on the election of directors.

Alamo Group Inc.	16	Proxy Statement

Corporate Governance

CORPORATE GOVERNANCE HIGHLIGHTS
We recognize that strong corporate governance contributes to long-term stockholder value. Accordingly, we are committed to sound governance practices including those described below.

All of the Committees of our Board are composed entirely of independent directors	Independent directors meet regularly in executive session without management present

The Board regularly reviews with management the Company's overall strategic plan and risk assessment	44% of our continuing directors and director nominees are diverse with respect to gender, race, and/or ethnicity

Directors are limited to 3 public company directorships (including service on the Company's Board)	The Board and its committees conduct annual performance evaluations

The Board conducts peer reviews of individual independent directors	The Board conducts annual training for its members on relevant governance topics

All directors are elected annually by majority vote	Directors and officers are subject to stock ownership requirements
BOARD LEADERSHIP STRUCTURE
The Board does not have a policy on whether the same person should serve as both the CEO and Chair of the Board or, if the roles are separate, whether the chair should be selected from the non-employee directors or should be an employee. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the Company at that time.
Currently, Mr. Parod serves as Independent Chair of the Board and Mr. Hureau serves as the CEO. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Independent Chair of the Board sets the agenda for Board meetings and presides over meetings of the full Board. The Board believes that its current leadership structure is appropriate at this time because it allows the Company to benefit from the expertise, experience, and strength of each of those individuals holding those key leadership positions.
During the fiscal year ended December 31, 2025, the Board held seven meetings. With the exception of Mr. Hureau who joined the Board in September 2025 and Mr. Householder who was unable to attend one Compensation Committee meeting due to international travel, each incumbent director attended in person or by phone 100% of the total number of meetings of the Board and Committees on which the director served during 2025. It is a policy of the Board that all directors attend the Annual Meeting of Stockholders. All of our directors, with the exception of Mr. Hureau who joined the Board in September 2025, attended the Annual Meeting of Stockholders in May 2025 which was held as a virtual meeting.

Alamo Group Inc.	17	Proxy Statement

CORPORATE GOVERNANCE
BOARD COMMITTEES
The Board has delegated some of its authority to three Committees of the Board of Directors. These are the Audit Committee, Nominating/Corporate Governance Committee, and Compensation Committee. All of our Committee Charters and our Corporate Governance Guidelines, which have been approved by the Board, are reviewed at least annually and may be viewed on the Company’s website at https://www.alamo-group.com/corporate-governance/. The following table shows the membership of each Committee of the Board (all members of which are independent) as of the date of the 2026 Annual Meeting and the number of meetings held by each Committee during 2025:

		Compensation Committee	Audit Committee	Nominating/Corporate Governance Committee

Robert P. Bauer		■	■	■
Eric P. Etchart		■		■
Nina C. Grooms			■	■
Colleen C. Haley		■	■
Paul D. Householder		■
Tracy C. Jokinen		■	■
Lorie L. Tekorius			■	■
Number of Fiscal 2025 Meetings		6	4	4

■ Chair	■ Member
Set forth below is an overview of the roles and responsibilities of each Committee of the Board:

Compensation Committee
Key Responsibilities:
■Review and approve, at least annually, the goals and objectives relevant to CEO compensation and the structure of the Company’s plans for executive compensation, incentive compensation, equity-based compensation and its general compensation and employee benefit plans, and make recommendations to the Board;
■Evaluate annual performance of the CEO in light of the goals of the Company’s executive compensation plans, and recommend his or her compensation based on this evaluation;
■In consultation with the CEO, review, evaluate and recommend to the Board the compensation of all executive officers and key managers;
■Evaluate and recommend to the Board compensation of directors for Board and Committee service;
■Review and recommend to the Board any severance agreement made with the CEO;
■Review and recommend to the Board the amount and terms of all individual equity awards, including stock options, restricted stock or performance based equity awards;
■Review executive officer and director compliance with stock ownership requirements; and
■Approve and issue the annual report on executive compensation required by the SEC for inclusion in the Company's Proxy Statement

Members •Robert P. Bauer (Chair) •Eric P. Etchart •Colleen C. Haley •Paul D. Householder •Tracy C. Jokinen

Alamo Group Inc.	18	Proxy Statement

CORPORATE GOVERNANCE

Audit Committee
Key Responsibilities:
■Appoint, approve compensation, and oversee the work of the independent auditor;
■Review at least annually a report by the independent auditor describing the firm’s internal control procedures and any material issues raised by the most recent internal control review;
■Preapprove all audit services and associated fees by the independent auditors;
■Preapprove all permissible non-audit services to be provided by the independent auditor;
■Review the independence of the independent auditor;
■Review the scope of audit and resolve any difficulties or disagreements with management encountered during the audit or any interim periods;
■Review and discuss with management and the independent auditor the annual audit and quarterly financial statements of the Company;
■Recommend to the Board whether financial statements should be included in the Annual Report on Form 10-K and quarterly reports;
■Review the adequacy and effectiveness of the Company's internal controls;
■Periodically review and evaluate the Company's policies and programs for identifying cybersecurity risks;
■Review the adequacy and effectiveness of the Company's disclosure controls; and
■Review financial risk assessment presented by management

Members •Tracy C. Jokinen (Chair) •Robert P. Bauer •Nina C. Grooms •Colleen C. Haley •Lorie L. Tekorius

The Board has determined that under current NYSE listing standards all members of the Audit Committee are financially literate, are “Audit Committee financial experts,” and are independent under the Company’s Corporate Governance Guidelines and NYSE listing requirements, and that each has accounting or related financial management expertise as required by the NYSE listing standards.

Alamo Group Inc.	19	Proxy Statement

CORPORATE GOVERNANCE

Nominating/Corporate Governance Committee
Key Responsibilities:
■Evaluate director candidates and has sole authority to retain a search firm in that effort, approve its fees and scope of service;
■Recommend to the Board of Directors nominees for Board election by the stockholders based upon their qualifications, knowledge, skills, expertise, experience and diversity;
■Review Board composition to reflect the appropriate balance of knowledge, skills, expertise, experience and diversity;
■Review size of the Board and the frequency and structure of Board meetings;
■Recommend to the Board the establishment, elimination, size and composition of standing Committees;
■Review, at least annually, the Company's Code of Business Conduct & Ethics;
■Periodically (at least annually) review the goals and objectives of the Company relating to sustainability matters including a review of the Company's annual sustainability reporting data and annual sustainability report;
■Oversee the Company's policies and practices regarding diversity and inclusion and climate and water risk;
■Oversee and establish procedures for the annual evaluation of the Board and management; and
■Develop, recommend to the Board, and review annually a set of corporate governance guidelines

Members •Eric P. Etchart (Chair) •Robert P. Bauer •Nina C. Grooms •Lorie L. Tekorius

The Nominating/Corporate Governance Committee identifies, evaluates and recommends director candidates to the Board of Directors. In identifying and recommending candidates for positions on the Board of Directors, the Nominating/Corporate Governance Committee places primary emphasis on (i) judgment, character, expertise, skills and knowledge useful to the oversight of our business; (ii) unique viewpoints, backgrounds, and experiences; (iii) business or other relevant experience; and (iv) the extent to which the interplay of the nominee's expertise, skills, knowledge and experience with that of other members of the Board will build a board that is active, collegial and responsive to the needs of the Company. Although gender and diversity characteristics, such as race, ethnicity and nationality are important considerations in the Committee’s process, the Committee and the Board of Directors do not have a formal policy with regard to the consideration of gender and/or diversity in identifying director nominees. Director candidates are not discriminated against on the basis of gender, race, religion, national origin, sexual orientation, disability or any other basis prescribed by law.
Upon identifying a director candidate, or considering a director candidate recommended by a stockholder, the Committee initially determines the need for additional or replacement Board members and evaluates all the director candidates under the criteria described above, based on the information the Committee receives with the recommendation or otherwise possesses, which may be supplemented by certain inquiries. If the Committee determines, in consultation with other Board members including the Chair, that a more comprehensive evaluation is warranted, the Committee may then obtain additional information about the director candidate’s background and experience, including by means of interviews. The Committee will then evaluate the director candidate further, again using the evaluation criteria described above. The Committee receives input on such director candidates from other directors, and recommends director candidates to the full Board of Directors for nomination. The Committee may engage a third party to assist in the search for director candidates or to assist in gathering information regarding a director candidate’s background and experience.  If the Committee engages a third party, the Committee approves the fee that the Company pays for such services.

Alamo Group Inc.	20	Proxy Statement

CORPORATE GOVERNANCE
THE BOARD'S ROLE IN STRATEGIC AND RISK OVERSIGHT
Our Board takes an active role in overseeing management's development and implementation of its strategic plan. It receives a comprehensive overview of management's strategic plan for the Company's business at least annually and reviews periodic updates concerning the Company's execution of the plan, as well as updates from individual business units at regularly scheduled Board meetings during the course of the year.

The Board provides insight and guidance to Company management and, if necessary, challenges management concerning the Company's overall strategic direction.
The Board monitors and analyzes the Company's financial results and approves all material acquisitions and significant capital expenditures. The Board also has an active role in overseeing management of the Company’s risk. The Board regularly reviews information regarding the Company’s operational, financial, legal, cybersecurity, fraud and reputational risks which is usually conveyed to the Board by the senior management of the Company or by one of the Board’s Committees. Because overseeing risk is an ongoing process and an inherent part of the Company’s strategy, the Board discusses risk throughout the year at other meetings in relation to specific proposed actions.
The Board has delegated certain risk management oversight responsibility to the Board committees. The Audit Committee oversees risks related to the Company’s accounting, auditing, reporting, financial practices (including the integrity of the Company’s financial statements), administration and financial controls, and compliance with legal and regulatory requirements. The Audit Committee reviews and discusses the Company’s policies with respect to risk assessment and risk management. Information, cybersecurity, and artificial intelligence risk is also an oversight focus area for the Audit Committee, as well as for the entire Board. The Compensation Committee oversees risks relating to the Company’s compensation, incentive compensation, and equity-based compensation plans. The Nominating/Corporate Governance Committee oversees risks relating to the composition and organization of the Board and the Company's governance practices, including environmental and social governance matters.
The Company believes that its leadership structure also enhances the risk oversight function of the Board. Our CEO regularly discusses material risks facing the Company with management and members of the Board. Our CEO, as a member of the Board, is also expected to report candidly to his fellow directors on his assessment of the material risks the Company faces, based upon the information he receives as part of his management responsibilities.
BOARD OVERSIGHT OF SUSTAINABILITY MATTERS
Due to the significance of sustainability, including environmental, social, and governance matters, as it relates to strategic and risk issues facing the Company, the Board as a whole maintains oversight of the Company’s sustainability program, including initiatives, metrics, and policies. This is intended to provide the Board timely visibility into the identification, reporting, assessment, and management of material sustainability issues. The Nominating/Corporate Governance Committee is responsible for assisting the Board in its oversight of the Company’s sustainability program, which includes the matters covered in the Company’s annual Sustainability Report. Our sustainability program is focused on, among other things, the efficient use of energy and natural resources to help reduce the intensity of the Company’s greenhouse gas emissions and water usage, as well as human capital management.

Alamo Group Inc.	21	Proxy Statement

CORPORATE GOVERNANCE
CODE OF BUSINESS CONDUCT AND ETHICS
The Board has approved and adopted our Code of Business Conduct and Ethics (the "Code"). The Code applies to all of the Company's employees, directors, and officers and those of its subsidiary companies. The Code covers concepts such as confidential and proprietary information, inventions, conflicts of interest and fair dealing, corporate opportunities, insider trading and tipping, anti-corruption and anti-bribery, antitrust compliance, export controls, fraud, confidential reporting procedures, and non-retaliation measures. A copy of the Code is available on our website, at https://www.alamo-group.com/corporate-governance/. The Company intends to disclose any amendments to the Code on its website.
STOCK OWNERSHIP GUIDELINES
Consistent with our objective of aligning management's interests with the interests of our stockholders, our senior executives and non-employee directors of the Company are subject to formal stock ownership guidelines. The guidelines require that the total value of the executive's or director's holdings of Company stock must equal or exceed the specified target values shown below:

Title	Target Ownership

Chief Executive Officer	5 times annual base salary
Division EVPs & CFO	2.5 times annual base salary
Other Company EVPs	2 times annual base salary
Company VPs and other Key Senior Executives	1 time annual base salary
Outside Directors	5 times annual cash retainer
Newly hired/promoted executives or newly appointed directors are expected to meet the applicable target ownership requirement within five (5) years from the date of hire, promotion or appointment. Senior executives and directors are required to hold at least 50% of the net shares of Company stock obtained through the Company's equity compensation programs until the applicable ownership targets are achieved. Compliance with the stock ownership guidelines is measured annually and reported to the Compensation Committee. As of the Record Date, all of our NEOs and Directors have met the share ownership requirements or are within the 5-year transition period for compliance under our Stock Ownership Guidelines.
For purposes of calculating ownership value, we count (i) all vested Company stock owned directly and indirectly (e.g., held by a spouse or trust) including vested restricted stock and restricted stock units, (ii) all shares of time-based unvested restricted stock and restricted stock units, and (iii) the in-the-money value of vested but unexercised stock options. We do not count unvested stock options or unvested performance-based equity awards. The failure by an executive or director to achieve or to show sustained progress towards achievement of the applicable ownership target within the recommended time period(s) may result in the reduction of future long term incentive grants and/or a requirement that the executive or director retain all Company stock obtained through the vesting or exercise of any equity grants or the taking of any other action as may be appropriate.
PROHIBITION ON HEDGING AND PLEDGING
The Company has adopted a policy prohibiting directors and executive officers from pledging Company stock as collateral for any outstanding obligation or entering into any transactions intended to hedge or offset any decrease in the market value of Company stock. Our policy concerning hedging and pledging of Company stock only applies to directors and executive officers of the Company and not to our general employee population.

Alamo Group Inc.	22	Proxy Statement

CORPORATE GOVERNANCE
INSIDER TRADING POLICY
We have adopted an insider trading policy that outlines the procedures which employees, officers, and directors of the Company must follow to ensure compliance with U.S. rules related to disclosure and insider trading. In addition, our insider trading policy provides that the Company will not trade in its securities in violation of applicable securities laws or stock exchange listing standards. A copy of this insider trading policy was incorporated by reference as Exhibit 19.0 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
SHAREHOLDER ENGAGEMENT
The Company engages with shareholders and potential shareholders throughout the year. Our management team regularly meets with shareholders to discuss various topics and gather feedback, including the Company’s strategy, operating results, compensation, risk management, and other topics related to the Company. These meetings and discussions take place through various methods, including but not limited to one-on-one meetings, calls, and investor conferences. Our management team is then able to have meaningful discussions with the Board regarding shareholder feedback.
In 2025, Company management met in-person or by video conference with more than seventy-five existing and potential investors. The meetings were arranged through direct outreach and also through our participation in scheduled investor conferences. We attended a non-deal roadshow in several European countries in April 2025 and we attended five investor conferences.
SUSTAINABILITY
In 2019, we began an important initiative focused on increasing transparency regarding our sustainability priorities. We take such responsibilities seriously and strive to effectively address the issues that matter most to our stockholders, employees, customers, suppliers, investors and the communities we serve. We believe sustainability is a critical consideration for all aspects of our business and we are committed to promoting a corporate culture that builds sustainability into our strategic planning while also incorporating it into our day-to-day business operations. Our efforts in this area have led to the development of a sustainability framework focused on the following three key areas:

Environment	People and Community	Governance and Ethics
More details concerning our sustainability program can be found in our annual Sustainability Reports which may be viewed on the Company's website at https://www.alamo-group.com/report-and-policies/. Our Sustainability Reports are not incorporated by reference in, and do not form a part of this proxy statement. Because we are committed to making ongoing improvements in our sustainability practices over time, we felt it was important to measure certain key indicators on an annual basis as follows:

Alamo Group Inc.	23	Proxy Statement

CORPORATE GOVERNANCE

Focus Area	Metric

Energy Usage	Gigajoules/Labor Hours Worked
Renewable Electric Energy	Renewable electric energy/total electric energy used
Emissions	Greenhouse gas emissions MT/Labor Hours Worked
Water Usage	Water used (m3)/Labor Hours Worked
Waste Generation	Landfill waste (Kg)/Labor Hours Worked
Waste Recycling	Recycled waste (MT)/Total waste (MT)
Employee Safety	Number of recordable injuries/100 employees
We initially chose the above metrics based on the Sustainability Accounting Standards Board ("SASB") standard for the Industrial Machinery and Goods Industry category. Our choice of key indicators has been reinforced by subsequent materiality assessments, including those required by certain regulatory authorities. We have established future goals for the above indicators against which we will measure our ongoing performance as outlined in greater detail in our annual Sustainability Reports.
2025 Sustainability Initiatives
In 2025, we expanded our commitment to environmental and social sustainability by continuing to make significant investments which improve the energy efficiency of our facilities and manufacturing processes, expand the capacity of our on-site renewable power generation, and develop new products with environmentally friendly technologies. Under the oversight of our Board of Directors, senior managers continue to be held responsible for integrating sustainability into operating practices, strategic plans, and risk assessments. Some of the initiatives we completed or initiated in 2025 include the following:
■Continued investment in facility roofing, window and wall insulation upgrades to reduce wintertime heat loss at our facilities. In 2025, these investments were focused on our European facilities where the costs and risks associated with energy prices are the highest.
■Completion of a new 531kW solar power system on the rooftop of our manufacturing facility in Salford Priors, United Kingdom.
■Further investment in more energy-efficient production equipment, particularly replacement of old transformer welding power sources with more efficient power inverter technology.
■Continued investment in new sustainable product developments. In 2025, we focused on providing more immediate customer use-phase fuel efficiencies through further development of electric-hybrid products and weight reductions to downsize the power platforms required to produce functionally-equivalent output.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Our Board has adopted a written Related Person Transactions Policy (the “Policy”) governing the approval or ratification of Related Person Transactions by the Audit Committee or all of the disinterested members of the Board, if necessary.
For purposes of the Policy, a Related Person Transaction generally means any transaction outside the normal course of business and not arms-length involving an amount in excess of $120,000 cumulatively within a twelve month period in which the Company is a participant and in which a Related Person, as defined below, has a direct or indirect material interest. In addition, proposed charitable contributions, or pledges of charitable contributions in excess of $100,000 cumulatively within a twelve month period, by the Company to a charitable or nonprofit organization identified on the roster of Related Persons, are also subject to prior review and approval by the Audit Committee. A Related Person means (i) an executive officer or director of the Company or a nominee for director of the Company, (ii) a beneficial owner of more than 5% of any class of voting securities of the Company,

Alamo Group Inc.	24	Proxy Statement

CORPORATE GOVERNANCE
(iii) an immediate family member of any of the persons identified in clauses (i) or (ii) hereof, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.
Prior to entering into the Related Person Transaction, (a) the Related Person, (b) the director, executive officer, nominee or beneficial owner who is an immediate family member of the Related Person, or (c) the relevant business manager responsible for the potential Related Person Transaction shall provide notice to the Company's General Counsel of the facts and circumstances of the proposed Related Person Transaction. The General Counsel shall advise the Chair of the Audit Committee of any Related Person Transaction of which he becomes aware.
Under the Policy, the Audit Committee shall consider each Related Person Transaction, unless the Audit Committee determines that the approval or ratification of such Related Person Transaction should be considered by all of the disinterested members of the Board of Directors.
In considering whether to approve or ratify any Related Person Transaction, the Audit Committee or the disinterested members of the Board of Directors, as the case may be, shall consider all factors that are relevant to the Related Person Transaction, including, without limitation, the following:
■The size of the transaction and the amount payable to a Related Person;
■The nature of the interest of the Related Person in the transaction;
■Whether the transaction may involve a conflict of interest; and
■Whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.
The Company entered into a consulting agreement in 2025 with former Executive Vice President and Chief Sustainability Officer, Dan E. Malone, for Mr. Malone to provide consulting services upon his retirement on March 31, 2025. Mr. Malone receives $13,300 per month and reimbursement of reasonable expenses pursuant to the agreement. The agreement is effective April 1, 2025 to March 31, 2026. There were no other Related Party Transactions during the fiscal year ended December 31, 2025.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors, and persons who beneficially own more than 10% of our common stock, report any transactions in our common stock to the SEC. We assist our executive officers and directors in preparing and filing these reports as a matter of practice. Based on a review of copies of these reports filed with the SEC and written representations from executive officers and directors, all filing requirements were met during 2025, such that there were no delinquent reports in 2025 with the exception of a Form 3 filed late for Reuben Srinivasan, our VP of Global Human Resources, on May 20, 2025, due to an unanticipated delay in obtaining Mr. Srinivasan’s SEC EDGAR filing codes.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
All members of the Compensation Committee are independent directors, and none are present or past employees or officers of the Company or any of its subsidiaries. None of our executive officers has served on the Compensation Committee (or its equivalent) or board of directors of another company that, in turn, had an executive officer serving on our Compensation Committee.

Alamo Group Inc.	25	Proxy Statement

CORPORATE GOVERNANCE
REPORT OF THE AUDIT COMMITTEE
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission (the “SEC”) or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.
The Audit Committee is comprised of five independent members of the Company’s Board of Directors. Each member of the Audit Committee is independent under applicable law and NYSE listing requirements. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which the Board of Directors reviews on an annual basis.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities in fiscal 2025, the Committee reviewed and discussed with management the Quarterly Reports on Form 10-Q and the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant adjustments, and the clarity of disclosures in the financial statements.
The Audit Committee has reviewed and discussed with management and with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.  In addition, the Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence as described in Item 407(d)(3)(i) of Regulation S-K. The Committee has also considered the compatibility of non-audit services with the auditors’ independence.
The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. They also discussed with management and the internal auditor the overall scope and plans for the Company’s assessment of internal control. The Committee meets with the independent auditors and the Company's Vice President of internal audit, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The Committee met four times during fiscal 2025.  All Committee members were present at the meetings.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the SEC. The Audit Committee also recommended, subject to stockholder ratification, the appointment of KPMG LLP as the Company’s independent auditors for fiscal year 2026. Audit, audit-related and any permitted non-audit services provided to the Company by KPMG LLP are subject to preapproval by the Audit Committee.

AUDIT COMMITTEE AS OF MARCH 10, 2026

Tracy C. Jokinen, Chair	Colleen C. Haley, Member
Robert P. Bauer, Member	Lorie L. Tekorius, Member
Nina C. Grooms, Member

Alamo Group Inc.	26	Proxy Statement

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS
INTRODUCTION
This section provides information regarding the compensation program in place for the Company’s principal executive officer, principal financial officer, and the three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving the Company as of December 31, 2025, and the former principal executive officer (“Named Executive Officers” or “NEOs”). This section also includes information regarding, among other things, the overall objectives of the Company’s executive compensation program and each element of compensation that we provide our NEOs. In 2025, our NEOs were:

Name	Title
Robert P. Hureau	President & CEO
Agnieszka K. Kamps	EVP & CFO, Principal Financial Officer and Principal Accounting Officer
Edward T. Rizzuti	EVP Corporate Development & Investor Relations and Secretary
Richard H. Raborn	EVP Vegetation Management
Kevin J. Thomas	EVP Industrial Equipment
Jeffery A. Leonard	Former President & CEO
2025 COMPANY PERFORMANCE HIGHLIGHTS
We experienced a year of transition in 2025 in order to best position the Company for growth and success over the next several years. The Company experienced strong demand for its products in the Industrial Equipment Division throughout 2025, with lower demand for its products in the Vegetation Management Division. We continued to implement cost-saving initiatives and enhance operational efficiencies in 2025 in both our Vegetation Management and Industrial Equipment Divisions in an effort to improve operating margins. This included consolidating certain operations, which involved moving and set up costs and inventory adjustments, as well as facility shutdowns. Despite the continued market headwinds encountered in the Vegetation Management Division, we achieved the following:
■Achieved net sales for the full year of approximately $1.6 billion
■Achieved fully diluted earnings per share ("EPS") of $8.59 and adjusted fully diluted EPS of $9.37*
■Achieved net income for the year of $103.8 million
■Achieved EBITDA of $204.2 million* and adjusted EBITDA of $216.9 million*
■Increased quarterly dividend from $0.30 to $0.34 per share
*EBITDA is a non-GAAP financial measure defined for this purpose as net income plus interest, taxes, depreciation and amortization. Adjusted fully diluted EPS is also a non-GAAP financial measure. For more information relating to these measures, including a reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, refer to "Non-GAAP Financial Measures Reconciliation" in Appendix I hereto.

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EXECUTIVE COMPENSATION
The Company's net sales, profitability, and net income, although lower as compared to 2024, remain strong, as shown in the following graphs:
HISTORICAL COMPANY PERFORMANCE
(in millions)
*EBITDA is a non-GAAP financial measure, defined for this purpose as net income plus interest, taxes, depreciation and amortization. There were no adjustments to the 2023 EBITDA figure shown. For more information relating to this measure, including a reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, refer to "Non-GAAP Financial Measures Reconciliation" in Appendix I hereto.
STOCKHOLDER RETURNS
We have continued to pay consistent dividends and our stock achieved a cumulative return over the five year period from 2020 through 2025 as compared with relevant index benchmarks as shown in the following graph:
*$100 invested on 12/31/20 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.
Copyright© 2025 Standard & Poor's, a division of S&P Global. All rights reserved.

Alamo Group Inc.	28	Proxy Statement

EXECUTIVE COMPENSATION

	12/20	12/21	12/22	12/23	12/24	12/25

Alamo Group Inc.	100.00	107.09	103.58	154.53	137.41	124.88
S&P SmallCap 600	100.00	126.82	106.40	123.48	134.22	142.30
S&P 500 Industrials	100.00	121.12	114.48	135.24	158.87	189.72
EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES
The compensation program for NEOs is designed to attract, retain and reward talented executives who have the experience and ability to contribute materially to the Company’s long-term success and thereby build value for our stockholders. The program is intended to provide competitive base salaries as well as short-term and long-term incentives designed to align management and stockholder objectives, and provide the opportunity for NEOs to participate in the success of the Company and its individual business units. In setting management pay levels, the Compensation Committee considers the Company’s historical practices, the past pay levels of the CEO and other NEOs, and Company and individual performance. The program’s annual cash incentive and its longer term equity incentive compensation provide potential upside for exceeding financial targets, with downside risk for missing performance targets. This design balances retention with reward for delivering increased stockholder value and is intended to closely align the interests of stockholders and Company management.
The Compensation Committee is focused on closely aligning executive compensation with overall Company performance. Our long-term compensation program consists of both (i) restricted stock awards ("RSAs") with time-based three-year vesting and (ii) PSU awards, which are tied to the Company's financial performance over a three-year performance period, as more fully described below in the section titled "Long-Term Equity Incentive Compensation." The Compensation Committee believes that performance-based equity awards should comprise a significant portion of total long-term incentive compensation in order to incentivize performance against pre-established long-term goals. The Committee therefore determined that fifty percent (50%) of the value of total long-term incentive compensation for the Company's NEOs should be in the form of PSUs, while the remaining fifty percent (50%) of value should consist of RSAs. The table below provides a summary of the principal elements of 2025 pay for our NEOs:

Compensation Element	Type	Purpose
Base Salary (Cash)	Fixed	Attract and retain executive talent
Annual Cash Incentive (Cash)	Performance-based	Align pay with the annual financial performance of the Company and its operating divisions
PSUs (Equity)	Performance-based	Align compensation with the Company's long-term financial performance and stockholder interests
RSAs (Equity)	Time-based	Attract and retain executive talent and provide incentive to drive share price appreciation during three-year vest period

Alamo Group Inc.	29	Proxy Statement

EXECUTIVE COMPENSATION
COMPENSATION AND GOVERNANCE PRACTICES
The Compensation Committee periodically reviews what it considers to be best practices in governance and executive compensation.

What We Do	What We Don't Do

Pay for performance, aligning executive pay with Company results and with annual "say-on-pay" voting by Company stockholders	No single-trigger change in control severance
Maintain appropriate mix of fixed and performance-based pay to balance retention with Company goals	No hedging and pledging of Company stock by executive officers
Use representative peer group for the development of appropriate market-based compensation levels	No excise tax gross-ups for change of control benefits
Retain independent compensation consultant for benchmarking purposes	No excessive perquisites for executive officers
Require significant stock ownership by Company executives	No share repricing without stockholder approval
Allow for recovery of performance-based compensation (both cash and equity) under our Clawback Policy which covers all NEOs

COMPENSATION COMMITTEE RESPONSIBILITIES AND CONSULTANT INDEPENDENCE
The Compensation Committee of the Board has responsibility for establishing, implementing, monitoring and approving the compensation program for NEOs and other selected key executives and managers of the Company. The Committee reviews and recommends proposed compensation program changes, salaries, annual cash incentive compensation amounts and equity compensation for the NEOs and key managers to the Board for approval. The Committee acts pursuant to its charter that has been approved by the Board.
The Compensation Committee has the authority to retain, at the Company’s expense, compensation consultants and other advisers as it deems necessary to assist in the fulfillment of its duties. In 2025, the Compensation Committee engaged Pay Governance, LLC (the "Compensation Consultant") to provide consulting services. The Compensation Consultant provided market data information to assist with setting director compensation and setting total executive compensation levels.
The Compensation Consultant provided no services to the Company other than the services provided to the Compensation Committee as outlined above. The Committee assessed the independence of the Compensation Consultant under both SEC and NYSE rules and determined that the Compensation Consultant is independent and the work of the Compensation Consultant did not raise any conflict of interest.
BENCHMARKING AND MARKET ALIGNMENT OF EXECUTIVE COMPENSATION
The Committee aims to set NEO compensation at sufficiently competitive levels within the vegetation management and industrial equipment manufacturing industry, as well as within a broader group of companies viewed as comparable in size and complexity to the Company, in order to attract, retain and motivate its executive officers. For 2025, the Compensation Committee considered

Alamo Group Inc.	30	Proxy Statement

EXECUTIVE COMPENSATION
market pay practices when setting executive compensation, and used market data to assess the overall competitiveness and reasonableness of the Company's executive compensation program. For compensation benchmarking purposes, the Committee developed a peer group of companies based on the following criteria: (i) industry commonality; (ii) annual revenues in line with the Company's annual revenues; (iii) comparable total assets; (iv) comparable market capitalization; (v) similar enterprise value; and (vi) operational footprint similarities. The Committee periodically reviews and updates the Company's peer group in light of the above-stated evaluation criteria. For 2025, our peer group consisted of the companies set forth below. This is the same group of companies used to evaluate 2024 compensation decisions except for the removal of Barnes Group Inc. (which was acquired by Apollo Funds in 2025) and The Shyft Group Inc. (which was acquired by Aebi Schmidt Group in 2025).

2025 Peer Group Companies

Enpro Inc.	The Manitowoc Company, Inc.	Columbus McKinnon Corporation
Astec Industries, Inc.	Titan Machinery Inc.	Tennant Company
Allison Transmission Holdings, Inc.	Douglas Dynamics, Inc.	John Bean Technologies Corporation
Lindsay Corporation	Mueller Water Products, Inc.	Helios Technologies, Inc.
Titan International Inc.	Federal Signal Corp.	REV Group, Inc.
Wabash National Corporation	Kadant Inc.	Franklin Electric Co., Inc.
Watts Water Technologies, Inc.	Hillenbrand, Inc. (acquired by Lone Star Funds)

ROLE OF THE CEO AND THE COMPENSATION COMMITTEE IN COMPENSATION DECISIONS
The Compensation Committee reviews and recommends all compensation for the CEO and other NEOs to the Board of Directors for its approval. The Committee reviews recommendations by the CEO for the compensation of the other NEOs as well as other senior managers and designated key employees. The CEO annually reviews the performance of each NEO (other than the CEO, whose performance is reviewed by the Compensation Committee). The recommendations based on these reviews, including salary adjustments, annual cash incentive awards and equity awards, are presented to the Compensation Committee. The Committee reviews these recommendations and can exercise its discretion in modifying and recommending adjustments as deemed appropriate. The compensation decision for each NEO is then recommended by the Compensation Committee to the Board for its approval. Decisions regarding compensation for other key managers participating in the Company's Executive Incentive Plan (as described below) are made by the CEO and other NEOs and are reviewed by the Compensation Committee.
In its compensation decision-making process, the Compensation Committee considers whether the Company's executive compensation and benefits program serves the best interests of the Company's stockholders. In that respect, as part of its ongoing review of the Company's executive compensation program, the Compensation Committee considered our last advisory vote on NEO compensation which occurred at our 2025 Annual Meeting, pursuant to which our stockholders approved the non-binding "say-on-pay" resolution by a vote of approximately 98% of the votes cast at the Annual Meeting, and determined that the Company's executive compensation philosophy, compensation objectives and compensation elements continue to be appropriate and aligned with the interests of our stockholders.

Alamo Group Inc.	31	Proxy Statement

EXECUTIVE COMPENSATION
COMPONENTS OF EXECUTIVE COMPENSATION
The principal components of the Company's executive compensation program include:
■Annual base salary;
■Annual cash incentive compensation; and
■Long-term equity incentive compensation.
We also provide our executive officers with limited perquisites as well as other benefits, including previously contributing to the Company's Supplemental Executive Retirement Plan, discretionary contributions to the Company’s Nonqualified Deferred Compensation Plan that became effective January 1, 2026, and employee benefits that are generally available to non-executive employees of the Company.
Annual Base Salary
The Company provides NEOs and other key managers with competitive annual base salaries to compensate them appropriately for services rendered during the fiscal year. The Committee primarily considers the following for each of the NEOs as well as other executive officers and designated key employees:
■Professional experience and experience in the position;
■The Company’s and Division's performance and individual contributions to that performance;
■Market competitiveness;
■Other factors deemed relevant by the Committee; and
■Recommendations of executive officers for key employees.
The annual base salary level for our President and Chief Executive Officer is recommended by the Compensation Committee and approved by the Board of Directors in February of each year. The base salary levels for all of our NEOs, other executive officers, and designated key employees are also recommended by the Committee based on those factors described in the preceding paragraph and are approved by the Board and generally reset on the same date as for the CEO. Annual base salaries for all of our then-serving NEOs were adjusted in February 2025 as part of our annual base salary review and adjustment process as outlined in the table below. In general, the base salary adjustments for 2025 reflected adjustments to align with the competitive market. Mr. Hureau’s base salary was established at the time he joined the Company in September 2025 based on the competitive market and the Company’s internal compensation practices.

NEO Name	FY 2024 Annual Base Salary ($)	FY 2025 Annual Base Salary ($)

Robert P. Hureau(1)	—	975,000
Agnieszka K. Kamps	450,000	530,000
Edward T. Rizzuti	460,000	475,000
Richard H. Raborn	506,000	520,000
Kevin J. Thomas	430,000	475,000
Jeffery A. Leonard(2)	930,000	965,000
1.Mr. Hureau joined the Company in September 2025.
2.Mr. Leonard retired from the Company in September 2025.

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EXECUTIVE COMPENSATION
Annual Cash Incentive Compensation
The Board of Directors has adopted the Company's Executive Incentive Plan (the “EIP”), which is an annual cash incentive plan that allows the Company to reward its NEOs and key managers based on established performance goals as described below. In February of each year, the Compensation Committee reviews proposed changes, if any, to the EIP, and then adopts incentive targets for the current year. The Compensation Committee, in its sole discretion, is entitled to interpret the EIP. Amounts under the EIP program are not deemed fully earned until paid.
The 2025 EIP incentives for our CEO and our other NEOs were based on objective components. For Messrs. Hureau, Leonard, and Rizzuti and for Ms. Kamps, the Committee used Company pre-tax income, Company organic revenue growth, and Company cash conversion rate as the criteria. For Messrs. Thomas and Raborn, the Committee used Company pre-tax income, Division margin improvement, Division organic revenue growth, Company cash conversion rate, and Division recordable injury rate as the criteria.
The Compensation Committee approved these combinations of performance goals in order to strike an appropriate balance with respect to incentivizing top-line growth and profitability both at the Company-wide and Divisional levels. Actual payments under the 2025 EIP could range from 0% to 200% of established target payments on the basis of performance against the pre-established targets. Messrs. Hureau’s and Leonard’s EIP incentive metrics and payouts were pro-rated for 2025 to account for Mr. Leonard’s retirement and Mr. Hureau’s appointment as President and CEO in September 2025.
Target earnings for the Company and its Divisions, subsidiaries and business units are approved at the beginning of each plan year by the Board of Directors based on management’s proposed financial plan for the year considering previous earning trends, anticipated market conditions, and appropriate goals for earnings growth. These targets were set in February 2025. For 2025, the Compensation Committee recommended, and the Board of Directors approved, the weighting and criteria for the components of the EIP. The Committee set the Company pre-tax income target at $164,600,000.
Performance measures for any given year are subject to revisions or adjustments by the Compensation Committee if the Committee deems it appropriate to adjust for the effects of items such as extraordinary additions to or reversals of reserves, gains on bargain purchase, goodwill impairment, acquisitions and divestitures, restructuring costs, gains or losses from the sale of assets, and operating income and expenses of discontinued operations.
In accordance with the adjustment provisions under the EIP, for purposes of calculating 2025 performance under the cash incentive plan, an adjustment was made to pre-tax income for the year-ended December 31, 2025, which offsets the financial impacts associated with the transition of our President & CEO, acquisition and integration costs, and the actions taken within both of our divisions as previously discussed. The Committee believes these adjustment were warranted given the nature of the costs and which we believe will improve the Company’s long-term competitive position and financial results.

Alamo Group Inc.	33	Proxy Statement

EXECUTIVE COMPENSATION
Payouts relating to the Company pre-tax income, Company organic revenue growth, and Company cash conversion rate under the EIP were based on the following for 2025:

2025 EIP Company Pre-Tax Income, Company Organic Revenue Growth, and Company Cash Conversion Rate

	Pre-Tax Income(1)	Company Organic Revenue Growth	Company Cash Conversion Rate	Payout % of Target

Maximum	$194.5 million	4.3	1.16	200%
Target	$164.6 million	3.2	0.9	100%
Mid-Threshold	$149.6 million	2.2	0.81	90%
Threshold	$127.2 million	1.0	0.63	50%
Below Threshold	< $127.2 million	< 1.0	< 0.63	0%
1.When determining performance outcomes for purposes of our annual cash incentive plan the Committee may, in its discretion, eliminate the effect of certain material items including those that are unusual, non-recurring or infrequent in nature, do not appropriately reflect management performance, or could serve as a disincentive to making decisions or taking actions that are likely to benefit the Company and its shareholders over the long-term. For purposes of determining adjusted pre-tax income EIP performance in 2025, the Compensation Committee adjusted the pre-tax income results to account for the financial impacts associated with (i) the transition of our President & CEO, (ii) acquisition and integration costs, and (iii) certain measures taken within both of the Company’s divisions in 2025. The total adjustments associated with these items were approximately $2.3 million, $3.3 million, and $9.3 million, respectively, in 2025.
The weighting and criteria for the components of the plan for Messrs. Hureau, Leonard, and Rizzuti and for Ms. Kamps for 2025 as set by the Compensation Committee were as follows:

Weight	Criteria
60%	Company pre-tax income
20%	Company organic revenue growth
20%	Company cash conversion rate
For Messrs. Thomas and Raborn, the weighting and criteria for the components of the plan were as follows:

Weight	Criteria
30%	Division margin improvement
20%	Company pre-tax income
25%	Division revenue growth
20%	Company cash conversion rate
5%	Division recordable injury rate

Alamo Group Inc.	34	Proxy Statement

EXECUTIVE COMPENSATION
Since the specific quantitative targets for the business units are confidential, we do not publicly disclose these targets for several reasons, including our belief that disclosure would cause us competitive harm. We believe disclosing the quantitative targets would provide competitors and other third parties with insights into the Company’s internal confidential strategic and planning processes and other confidential matters, which might allow our competitors to predict certain business strategies. The intent is to set the targets at challenging but achievable levels, which normally require performance improvements year over year. The chart below reflects each NEO’s total incentive opportunity as a percentage of base salary at 100% of target performance. The Compensation Committee did not increase the target incentive opportunities for the then-serving NEOs as compared to 2024. Mr. Hureau’s target incentive opportunity was established at the time he joined the Company in September 2025 based on the competitive market and the Company’s internal compensation practices, with Mr. Hureau’s 2025 target incentive opportunity pro-rated for his service during 2025.

NEO	% of Base Salary Incentive at Target Performance

Robert P. Hureau(1)	110%
Agnieszka K. Kamps	60%
Edward T. Rizzuti	55%
Richard H. Raborn	60%
Kevin J. Thomas	60%
Jeffery A. Leonard(2)	110%
1.Mr. Hureau’s incentive opportunity was pro-rated for his service during 2025 due to his appointment as President & CEO in September 2025.
2.Mr. Leonard’s incentive opportunity was pro-rated for his service during 2025 due to his retirement as President & CEO in September 2025.
2025 EIP Incentive Compensation Outcomes
Based on 2025 consolidated financial results, the Company achieved adjusted pre-tax income under the EIP of $152,185,000, organic revenue growth of (2.2)%, and a cash conversion rate of 1.42, which resulted in an objective formulaic payout for Messrs. Hureau, Rizzuti, and Leonard and Ms. Kamps of 55% for the pre-tax income target objective, a formulaic payout of 0% for the Company organic revenue growth and 40% for the Company cash conversion rate target objectives. These figures are reflected in the table below:

NEO Name	Adjusted Pre-Tax Income Payout	Company Organic Revenue Growth Payout	Company Cash Conversion Rate Payout	2025 Total EIP Incentive Compensation Payout Amount

Robert P. Hureau	55%	0%	40%	$451,250
Agnieszka K. Kamps	55%	0%	40%	$302,100
Edward T. Rizzuti	55%	0%	40%	$248,188
Jeffery A. Leonard	55%	0%	40%	$672,284

Alamo Group Inc.	35	Proxy Statement

EXECUTIVE COMPENSATION
Based on the margin improvement, revenue growth, and recordable injury rate for his Division in 2025, Mr. Raborn achieved a formulaic payout of 0% for the margin improvement target objective, 0% for the sales growth target objective, and 4.5% for the recordable injury rate objective. Mr. Raborn also achieved a formulaic payout of 18.3% for the Company pre-tax income target objective and 40% for the Company cash conversion rate objective. Based on the margin improvement, revenue growth, and recordable injury rate for his Division in 2025, Mr. Thomas achieved a formulaic payout of 27.7% for the margin improvement target objective, 50% for the revenue growth target objective, and 0% for the recordable injury rate objective. Mr. Thomas also achieved a formulaic payout of 18.3% for the Company pre-tax income target objective and 40% for the Company cash conversion rate objective. Messrs. Raborn's and Thomas’s EIP incentive outcomes are set forth in the table below:

NEO Name	Company Adjusted Pre-Tax Income Payout	Division Margin Improvement Payout	Division Revenue Growth Payout	Company Cash Conversion Rate Payout	Division Recordable Injury Rate Payout	2025 Total EIP Incentive Compensation Payout Amount

Richard H. Raborn	18.3%	0%	0%	40%	4.5%	$195,936
Kevin J. Thomas	18.3%	27.7%	50%	40%	0%	$387,600
Awards made to the NEOs under the EIP for performance in 2025 are reflected in the “Non-Equity Incentive Compensation Plan” column of the 2025 Summary Compensation Table below. The amounts for Messrs. Hureau and Leonard are pro-rated for 2025 due to Mr. Leonard retiring in September 2025 and Mr. Hureau joining the Company in September 2025.
Sign-On Bonuses
In connection with the commencement of Mr. Hureau’s employment and as an inducement for him to join the Company, Mr. Hureau received a $200,000 sign-on bonus, subject to repayment in the event of certain separations from the Company prior to completing one year of service.
Long-Term Equity Incentive Compensation
The Company’s equity award programs are designed to align stockholder value and long-term compensation. These programs provide an opportunity for increased equity ownership by our executives while maintaining competitive levels of total compensation. Equity awards are granted to a limited number of key employees who the Compensation Committee believes have a level of responsibility that can impact the overall performance of the Company or a major segment thereof. The amount of the grants and frequency are at the complete discretion of the Board of Directors, based on recommendations from the Compensation Committee. These awards are used to provide a longer-term incentive than annual cash bonuses and are viewed as encouraging key employee retention. The 2025 target long-term incentive compensation mix for our NEOs consisted of RSAs and PSUs, each representing fifty percent (50%) of the total long-term incentive compensation target value provided to our NEOs.
RSAs RSAs are grants of restricted common stock of the Company that remain subject to forfeiture prior to vesting. These awards are designed to create long-term stockholder value and retain key executives of the Company, as vesting only occurs (ratably over time) if the grantee remains employed by the Company through the applicable vesting date. RSAs are not conditioned on any specific performance objectives. Consistent with our three-year PSU vesting cycle, the 2025 RSAs vest ratably in equal annual installments over a three-year period commencing on the first anniversary of the date of grant of the award, provided that the grantee is employed by the Company on each such anniversary date. Our RSA awards are subject to double-trigger vesting in the event of a change in control of the Company. In accordance with the terms of the change in control agreements entered into

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EXECUTIVE COMPENSATION
between the Company and each of our NEOs, accelerated vesting of RSAs held by each NEO will occur in the event that a NEO's employment is terminated within six months preceding or twenty-four months after a change in control of our Company (unless such termination is because of death, disability, for cause, or by the officer other than for "good reason," as defined in the change in control agreements).
PSUs PSU awards represent a right to receive a certain number of shares of the Company’s common stock at the end of a three-year performance period (the "Performance Period") if certain pre-established financial or other performance targets have been met, as determined by the Compensation Committee at the end of the Performance Period. The number of shares issued to a PSU recipient at the end of the Performance Period can range from between a threshold payout of 50% of target up to a maximum of 200% of target, depending upon the Company's actual performance over the applicable Performance Period relative to the stated performance targets established by the Compensation Committee and the Board of Directors. In the event that threshold metrics are not achieved for the Performance Period, no payouts will be made pursuant to the PSU award. Targets for the Performance Period are based on the Company’s strategic plan which has three-year financial projections and focuses on outcomes that create shareholder value. The Board approves the strategic plan and sets performance targets with the intent of making them challenging but achievable, and normally requires performance improvements year over year.
PSU Metrics Each of the PSUs awarded to our NEOs relates to a three-year Performance Period beginning on January 1 of the year of grant (e.g., January 1, 2025) and ending on December 31 of the third year of the Performance Period (e.g., (December 31, 2027) and is based on two equally-weighted financial performance targets, namely: (i) cumulative operating income growth; and (ii) average return on invested capital ("ROIC"). The Compensation Committee believes the use of these two equally-weighted targets creates an appropriate balance between earnings growth and the Company's efficient use of assets and capital.
■Operating Income Growth - this metric is based on cumulative operating income growth. For purposes of measuring performance, the target annual operating income growth rate will be converted into a cumulative operating income amount computed as the sum of all operating income generated during the Performance Period assuming the target annual growth rate. Actual performance will be calculated as the sum of the Company’s actual consolidated operating income during the Performance Period in comparison to the target amount of cumulative operating income.
■ROIC - this metric is calculated using the following formula:

EBIT	+	Amortization Expense

Total Debt	+	Equity
2023-2025 PSU Cycle Performance and Outcomes The targets and thresholds for the three-year Performance Period from January 1, 2023 to December 31, 2025 are reflected in the tables below. For purposes of calculating ROIC for the 2023-2025 Performance Period, total debt was calculated net of cash in excess of $40 million.

2023-2025 PSU Operating Income Growth	Performance Target	Payout % of Target

Maximum	$661.40 million	200%
Target	$541.15 million	100%
Threshold	$390.83 million	50%
Below Threshold	< $390.83 million	0%

Alamo Group Inc.	37	Proxy Statement

EXECUTIVE COMPENSATION

2023-2025 PSU Return on Invested Capital	Performance Target	Payout % of Target

Maximum	20.2%	200%
Target	16.5%	100%
Threshold	11.9%	50%
Below Threshold	< 11.9%	0%
Based on 2023-2025 consolidated results, the performance targets were met for the three-year Performance Period from January 1, 2023 to December 31, 2025. The three-year operating income growth achieved was $538.8 million and the three-year average of ROIC was 17.7%, providing for a PSU award for the Performance Period of 115% of the target share award. The PSU target shares and earned shares for the three-year Performance Period from January 1, 2023 to December 31, 2025 are reflected in the table below.

Name	2023-2025 Performance Period PSU Target Share Award	2023-2025 Performance Period PSU Actual Share Award

Robert P. Hureau(1)	—	—
Agnieszka K. Kamps(1)	—	—
Edward T. Rizzuti	1,236	1,421
Richard H. Raborn	1,404	1,615
Kevin J. Thomas(2)	—	—
Jeffery A. Leonard(3)	6,117	6,261
1.Mr. Hureau joined the Company in 2025 and Ms. Kamps joined the Company in 2024 and therefore neither received a PSU target share award in 2023.
2.Mr. Thomas did not receive a PSU target share award in 2023 since the equity grants were awarded when he was serving as the Vice President responsible for the Company's Excavator and Vacuum Truck Group before he was appointed to his role as Executive Vice President of the Industrial Equipment Division.
3.Mr. Leonard was eligible to vest in approximately 89% of the 2023-2025 Performance Period PSU target share award.
2025 Equity Incentive Target Values and Awards The Compensation Committee established the following target long-term incentive compensation values for our NEOs in 2025:

Name(1)	2025 Target Value

Robert P. Hureau	$2,500,230
Agnieszka K. Kamps	$780,002
Edward T. Rizzuti	$520,234
Richard H. Raborn	$600,996
Kevin J. Thomas	$520,234
1.Mr. Leonard had a long-term incentive target established for 2025, but will not receive any PSU award associated with the 2025 target. Mr. Leonard’s unvested RSAs were accelerated as part of his retirement in September 2025.

Alamo Group Inc.	38	Proxy Statement

EXECUTIVE COMPENSATION
Based on the above target values, our NEOs were awarded the following RSAs and target PSUs in 2025, with the number of shares determined by using the Company's closing stock price on the date of grant for each award:

Name	2025 RSA Award (shares)	2025 PSU Award (target shares)

Robert P. Hureau(1)	10,988	5,988
Agnieszka K. Kamps	2,231	2,231
Edward T. Rizzuti	1,488	1,488
Richard H. Raborn	1,719	1,719
Kevin J. Thomas	1,488	1,488
1.The amount of the 2025 RSA award for Mr. Hureau includes 5,000 RSAs granted to Mr. Hureau in connection with the commencement of his employment and as an inducement for him to join the Company.
OTHER COMPENSATION ELEMENTS
Supplemental Retirement Plan and Nonqualified Deferred Compensation Plan
The Board of Directors of the Company adopted the Alamo Group Inc. Supplemental Executive Retirement Plan (the “SERP”), effective as of January 3, 2011. The SERP benefited certain key management or other highly compensated employees of the Company and/or certain subsidiaries who were selected by the Compensation Committee and approved by the Board to participate. Participants include Messrs. Rizzuti, Raborn, Thomas and Leonard and Ms. Kamps.
The SERP was intended to provide a benefit from the Company upon retirement, death or disability, or a change in control of the Company. Accordingly, the SERP obligates the Company to pay to a participant a Retirement Benefit (as defined in the SERP) upon the occurrence of certain payment events to the extent a participant has a vested right thereto. A participant’s right to his or her Retirement Benefit becomes vested in the Company’s contributions upon 10 years of Credited Service (as defined in the SERP) or a change in control of the Company. For all of our participating NEOs the Retirement Benefit is based on 20% of the final three year average salary of each participant at the time of his or her retirement from the Company. In the event of the participant’s death or a change in control, the participant’s vested Retirement Benefit will be paid in a lump sum to the participant or his or her estate, as applicable, within 90 days after the participant’s death or a change in control, as applicable. In the event the participant is entitled to a benefit from the SERP due to disability, retirement or other termination of employment, the benefit will be paid in monthly installments over a period of fifteen years.
In 2025, the Board determined not to allow new participants into the SERP and, in recognition of the termination of the SERP with respect to new participants, in 2026, the Company credited the Deferred Compensation Plan accounts (as described below) of Ms. Kamps and Mr. Thomas with an initial contribution equal to the actuarial present value of their SERP account, calculated as of December 31, 2025, and which they otherwise forfeited due to not satisfying the ten-year service requirement set forth in the SERP.
On November 6, 2025, the Board of Directors adopted the Alamo Group Inc. Nonqualified Deferred Compensation Plan, effective January 1, 2026 (the “Deferred Compensation Plan”), pursuant to which eligible employees may receive discretionary contributions of up to 6% of their base salary and bonus (the “Discretionary Contributions”). Eligible employees are selected for participation by the Compensation Committee and include Messrs. Hureau and Thomas and Ms. Kamps. The Discretionary Contributions will generally vest 100% following the participant’s satisfaction of three years of service with the Company and its affiliates, subject to

Alamo Group Inc.	39	Proxy Statement

EXECUTIVE COMPENSATION
earlier acceleration in the event of a change in control of the Company, and will be paid upon the earliest to occur of the participant’s (i) separation from service, (ii) death and (iii) disability.
Change in Control Severance Arrangements
The Company has entered into change in control agreements with our NEOs and certain of our other senior executive officers. The intent of these agreements is to provide executive officers with financial security in the event of a change in control to facilitate a transaction which may benefit stockholders but result in job loss to executives. Generally, each of the NEOs is entitled to receive, upon termination of employment within six months preceding or twenty-four months after a change in control of our Company (unless such termination is because of death, disability, for cause, or by the officer other than for ‘‘good reason,’’ as defined in the change in control agreements): (a) a lump sum severance payment equal to (i) the NEO's annual base salary in effect immediately prior to the change in control or the date of the executive's termination (whichever is greater) plus (ii) an amount equal to the executive’s target bonus opportunity for the calendar year in which the change in control or the date of the executive's termination occurs (whichever is greater) multiplied by a benefit factor which varies by position as described in the table below (the "Severance Factor"); (b) acceleration of vesting of all time-based equity awards including RSAs and stock options; and (c) reimbursement of health care insurance costs for a period of eighteen (18) months following the executive's termination of employment, if COBRA is elected by the executive under the Company's group health plan. The Severance Factor for each NEO is set out in the table immediately below.

Name(1)	Severance Factor

Robert P. Hureau	3
Agnieszka K. Kamps	2
Edward T. Rizzuti	2
Richard H. Raborn	2
Kevin J. Thomas	2
1.Prior to his retirement, Mr. Leonard was a party to a change in control agreement with a severance factor of three.
The events that trigger a change in control under these agreements include (i) the acquisition of 50% or more of our outstanding common stock by certain persons, (ii) certain changes in the membership of our Board of Directors, (iii) certain mergers or consolidations, and (iv) a sale or transfer of all or substantially all of our assets. The receipt of any and all severance payments pursuant to the NEO change in control agreements is expressly conditioned on each executive's execution (and non-revocation) of a release of claims agreement. The change in control agreements do not apply to performance-based equity awards including our PSU awards.
Retirement Benefits for Mr. Leonard
In August 2025, the Board, upon the recommendation of the Compensation Committee and in connection with the previously disclosed retirement of Mr. Leonard, approved the acceleration of the vesting of 13,806 shares of restricted stock previously granted to Mr. Leonard. The Board also, upon the recommendation of the Compensation Committee, approved Mr. Leonard's ongoing eligibility to vest, on a pro-rata basis, in the PSUs previously granted to Mr. Leonard for the 2023-2025 and 2024-2026 performance cycles, subject to the attainment of the underlying performance goals with respect to each performance cycle, resulting in Mr. Leonard’s eligibility to vest in approximately 89% of the 6,117 PSUs granted for the 2023-2025 performance cycle and 56% of the 6,387 PSUs granted for the 2024-2026 performance cycle.

Alamo Group Inc.	40	Proxy Statement

EXECUTIVE COMPENSATION
Perquisites
The Company’s NEOs and key managers receive various perquisites provided by or paid for by the Company. These perquisites can include:
■Club memberships - reimbursement for dues and business expenses, usually negotiated at the start of employment or as a result of a change in position or a promotion;
■Car allowances/company vehicles - an allowance is paid monthly for usage of a personal vehicle or a company vehicle is provided where required, also usually negotiated at the start of employment or as a result of a change in position or a promotion;
■401(k) restoration plan - provides a supplemental compensation benefit to a select group of executive officers and highly compensated employees who cannot participate at the same level as other employees of the Company;
■Use of a leased apartment by Mr. Hureau in connection with his relocation; and
■Reimbursement of legal fees in connection with the negotiation of Mr. Hureau’s terms of employment.
We provide these perquisites because, in many cases, such as membership in social and professional clubs, the perquisites are often used by the executives for business-related activities and entertainment, and these perquisites are provided by many companies to their similarly-situated executives and are therefore deemed necessary to enable the Company to retain and recruit capable managers.
The Compensation Committee reviews the perquisites provided to the NEOs on an annual basis, in an attempt to ensure that they continue to be appropriate in light of the Committee’s overall goal of designing an appropriate compensation program for NEOs.
Other Benefits
NEOs and other key executives participate in all other employee benefits generally offered to Company employees.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors oversees the Company’s compensation program on behalf of the Board.  In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.
In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2025.

COMPENSATION COMMITTEE AS OF MARCH 10, 2026

Robert P. Bauer, Chair	Tracy C. Jokinen, Member
Eric P. Etchart, Member	Paul D. Householder, Member
Colleen C. Haley, Member

Alamo Group Inc.	41	Proxy Statement

EXECUTIVE COMPENSATION
2025 SUMMARY COMPENSATION TABLE
The following table describes the annual compensation for our NEOs for the fiscal years 2025, 2024 and 2023:

Name and Principal Position	Year	Salary ($)(1)	Bonus Payments ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change of Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)

Robert P. Hureau President & CEO	2025	296,250	200,000	3,544,080	—	451,250	—	35,096	4,526,676
Agnieszka K. Kamps EVP & CFO, Principal Financial Officer and Principal Accounting Officer	2025	514,615	—	780,002	—	302,100	53,588	11,296	1,661,601
	2024	363,462	50,000	884,586	—	113,566	30,980	52,238	1,494,832
Edward T. Rizzuti EVP Corporate Development & Investor Relations and Secretary	2025	472,115	—	520,234	—	248,188	118,165	16,123	1,374,825
	2024	455,192	—	486,078	—	236,504	47,853	9,528	1,235,155
	2023	430,192	—	440,634	—	392,968	124,817	8,669	1,397,280
Richard H. Raborn EVP Vegetation Management	2025	517,308	—	600,996	—	195,936	111,691	25,461	1,451,392
	2024	510,035	—	600,880	—	53,722	80,462	27,116	1,272,215
	2023	497,738	—	500,526	—	324,593	153,840	30,455	1,507,152
Kevin J. Thomas EVP Industrial Equipment	2025	466,346	—	520,234	—	387,600	90,597	19,141	1,483,918
	2024	373,629	—	303,813	—	325,412	156,627	12,935	1,172,416
Jeffery A. Leonard Former President & CEO	2025	712,981	—	3,956,860	—	672,284	—	114,435	5,456,560
	2024	927,000	—	2,600,148	—	474,068	114,633	54,467	4,170,316
	2023	832,308	—	2,180,710	—	1,379,700	346,949	49,723	4,789,390
1.The Company pays NEOs on a bi-weekly basis. In 2023, 2024 and 2025, the salaries represent 26 normal pay periods, other than for Mr. Hureau, who joined the Company in September 2025, and Mr. Leonard, who retired in September 2025.
2.The amounts shown in the bonus column for 2025 and 2024 represent sign-on bonuses awarded in connection with the commencement of Mr. Hureau’s and Ms. Kamps’s employment, which is subject to repayment for certain terminations of employment on or prior to the one-year anniversary of the commencement of employment.
3.The amounts shown in these columns constitute RSAs and PSUs granted under the Company’s equity incentive programs. The amounts are valued based on the aggregate grant date fair value of the award in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. See Notes 1 and 16 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC 718. The grant date fair value for the RSAs, determined in accordance with FASB ASC 718, was $174.81 for 2025 (which was the closing market price on the day used to determine the grant value, March 04, 2025), $208.77 (which was the market price on the day of grant for Mr. Hureau, September 2, 2025). The grant date fair value for the PSUs, determined in accordance with FASB ASC 718, was $174.81 for 2025 (which was the closing market price on the day used to determine the grant value, March 04, 2025), $208.77 (which was the market price on the day of grant for Mr. Hureau, September 2, 2025). The amounts included in the Stock Awards column for the PSUs granted during 2025 are calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. Assuming the highest level of performance is achieved for the 2025 PSUs, the maximum value of the 2025 PSUs would be as follows: Mr. Hureau - $2,500,230; Ms. Kamps - $780,002 ; Mr. Rizzuti - $520,234; Mr. Raborn - $600,996; Mr. Thomas - $520,234; and Mr. Leonard - $2,625,296. Mr. Leonard retired effective September 1, 2025. As previously disclosed, in connection with Mr. Leonard’s retirement, his equity awards were modified in 2025 to allow for acceleration of his RSAs and, accordingly, the value reported in this column for 2025 includes $3,956,860 for the incremental fair value associated with such modification, calculated in accordance with FASB ASC Topic 718.
4.EIP incentives approved and paid in 2024, 2025 and 2026 for prior year performance.
5.The amount reflects the increase in present value of accumulated benefits under the Supplemental Executive Retirement Plan (SERP).
6.All other compensation for 2025 consists of (i) for each NEO, the Company's contribution under the Alamo Group (USA) Inc. tax-qualified 401(k) plan (the “401(k) Plan”), group term life insurance premiums (Mr. Leonard $5,012), and cash restoration payments pursuant to the Alamo Group Inc. 401(k) Restoration Plan (Mr. Leonard, $57,701, Mr. Raborn, $13,539, Mr. Rizzuti, $13,942), and (ii) for Messrs. Leonard, Raborn, Thomas and Ms. Kamps, automobile allowances. The figure for Mr. Hureau includes $10,000 related to his use of a leased apartment and $24,471 as reimbursement of legal fees associated with negotiating the terms of his employment when he joined the Company. The 401(k) restoration payments are lump sum cash payments equivalent to matching contributions that would have been or would be made under the Company's 401(k) plan but were forgone due to certain limitations on contributions to 401(k) plans in the Internal Revenue Code of 1986, as amended.

Alamo Group Inc.	42	Proxy Statement

EXECUTIVE COMPENSATION
EMPLOYMENT AGREEMENTS AND ARRANGEMENTS
All NEOs of the Company serve at the discretion of the Board of Directors. The NEOs are appointed to their positions by the Board until the next annual meeting of directors or until their successors have been duly qualified and appointed. The material terms of Mr. Hureau’s employment with the Company upon his appointment as President and CEO were set forth in the letter agreement previously disclosed in the 8K filed with the SEC on August 18, 2025. There are otherwise currently no employment agreements with any NEOs of the Company.
2025 GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant-Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert P. Hureau	—	—	475,000	950,000	—	—	—	—	—	—	—
	9/2/2025	—	—	—	2,994	5,988	11,976	—	—	—	1,250,115
	9/2/2025	—	—	—	—	—	—	10,988	—	—	2,293,965
Agnieszka K. Kamps	—	—	318,000	636,000	—	—	—	—	—	—	—
	3/4/2025	—	—	—	1,116	2,231	4,462	—	—	—	390,001
	3/4/2025	—	—	—	—	—	—	2,231	—	—	390,001
Edward T. Rizzuti	—	—	261,250	522,500	—	—	—	—	—	—	—
	3/4/2025	—	—	—	744	1,488	2,976	—	—	—	260,117
	3/4/2025	—	—	—	—	—	—	1,488	—	—	260,117
Richard H. Raborn	—	—	312,000	624,000	—	—	—	—	—	—	—
	3/4/2025	—	—	—	860	1,719	3,438	—	—	—	300,498
	3/4/2025	—	—	—	—	—	—	1,719	—	—	300,498
Kevin J. Thomas	—	—	285,000	570,000	—	—	—	—	—	—	—
	3/4/2025	—	—	—	744	1,488	2,976	—	—	—	260,117
	3/4/2025	—	—	—	—	—	—	1,488	—	—	260,117
Jeffery A. Leonard	—	—	707,667	1,415,334	—	—	—	—	—	—	—
	9/2/2025	—	—	—	3,755	7,509	15,018	—	—	—	1,312,648
	9/2/2025	—	—	—	—	—	—	7,509	—	—	2,919,417(5)
1.Amounts shown are estimated possible payouts for fiscal 2025 under the Company’s Executive Incentive Plan. These amounts are based on the individual’s fiscal 2025 base salary and position. The maximum amounts shown are 200% of the target. For Mr. Hureau and Mr. Leonard, the target award opportunity was pro-rated based on the period of service during 2025. Actual incentives received by the NEOs for fiscal 2025 are reported in the 2025 Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

Alamo Group Inc.	43	Proxy Statement

EXECUTIVE COMPENSATION
2.These columns include information regarding PSUs awarded under the 2019 Equity Incentive Plan. The “Threshold” column represents the minimum PSUs payable when threshold performance is met (50% of PSUs are earned at threshold). If performance is below the threshold performance, no units are earned. The “Target” column represents the PSUs payable if actual performance is equal to target (100% of PSUs earned at target). The “Maximum” column represents the full payout potential under the plan if actual performance is equal to or greater than maximum (200% of PSUs are earned at maximum). For 2025 PSU grants, the PSUs vest based on equally weighted performance metrics of cumulative operating income growth and ROIC over the three-year performance period and the NEO’s continued service through December 31, 2027.
3.Represents the number of shares of restricted stock awarded to the NEO under the 2019 Equity Incentive Plan. These awards vest in one-third annual increments subject to the NEO's continued service through the applicable vesting date.
4.Except as noted in footnote 5 below, the amounts awarded to the NEOs represent the value of RSA and PSU awards based on the aggregate grant date fair values of the awards determined pursuant to FASB ASC 718 and, in the case of the PSUs, the probable achievement of the underlying performance goals at the time of grant. See Notes 1 and 16 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC 718. The grant date fair value for the RSA and PSU awards was determined to be $174.81 (which was the closing market price on the day used to determine the grant value, March 04, 2025), $208.77 (which was the market price on the day of grant, September 2, 2025).
5.Mr. Leonard retired as President & CEO effective September 1, 2025. As previously disclosed, in connection with Mr.Leonard’s retirement, the Board approved the acceleration of the vesting of 13,806 shares of restricted stock previously granted to Mr. Leonard. Under applicable accounting rules, the modification occurred in 2025 at the time of the Board’s action (May 8, 2025) and, accordingly, the value reported reflects the incremental fair value associated with such modification of Mr. Leonard’s restricted stock awards and does not represent a new grant.

Alamo Group Inc.	44	Proxy Statement

EXECUTIVE COMPENSATION
OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2025. The market value of shares or units of stock that have not vested reflects the closing stock price of $167.87 per share on December 31, 2025.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)	Market Value of Shares or Units of Stock that have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Shares, Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units, or other Rights that have Not Vested ($)
Name	Exercisable (#)	Unexercisable (#)

Robert P. Hureau	—	—	—	—	—	10,988(6)	1,844,556	5,988(8)	1,005,206
Agnieszka K. Kamps	—	—	—	—	—	1,919(3)	322,143	1,479(7)	248,280
	—	—	—	—	—	2,231(5)	374,518	2,231(8)	374,518
Edward T. Rizzuti	—	—	—	—	—	412(1)	69,162	—	—
	—	—	—	—	—	796(2)	133,625	1,194(7)	200,437
	—	—	—	—	—	1,488(5)	249,791	1,488(8)	249,791
Richard H. Raborn	—	—	—	—	—	468(1)	78,563	—	—
	—	—	—	—	—	984(2)	165,184	1,476(7)	247,776
	—	—	—	—	—	1,719(5)	288,569	1,719(8)	288,569
Kevin J. Thomas	—	—	—	—	—	200(1)	33,574	—	—
	—	—	—	—	—	500(2)	83,935	—	—
	—	—	—	—	—	273(4)	45,829	409(7)	68,659
	—	—	—	—	—	1,488(5)	249,791	1,488(8)	249,791
Jeffery A. Leonard	—	—	—	—	—	—	—	3,238(7)	543,563
1.Represents RSAs awarded in February 2023 that vest annually in three equal installments.
2.Represents RSAs awarded in February 2024 that vest annually in three equal installments.
3.Represents RSAs awarded in March 2024 that vest annually in three equal installments.
4.Represents RSAs awarded in August 2024 that vest annually in three equal installments.
5.Represents RSAs awarded in March 2025 that vest annually in three equal installments.
6.Represents RSAs awarded in September 2025 that vest annually in three equal installments.
7.This amount represents 2024 PSU awards. The PSU award represents the right to receive a certain number of shares of the Company's common stock at the end of a three year performance period (January 1, 2024 through December 31, 2026) if certain performance targets have been achieved. The amounts reported are based on achieving the target performance goals.
8.This amount represents 2025 PSU awards. The PSU award represents the right to receive a certain number of shares of the Company's common stock at the end of a three year performance period (January 1, 2025 through December 31, 2027) if certain performance targets have been achieved. The amounts reported are based on achieving the target performance goals.

Alamo Group Inc.	45	Proxy Statement

EXECUTIVE COMPENSATION
OPTION EXERCISES AND STOCK VESTED IN 2025

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Robert P. Hureau	—	—	—	—
Agnieszka K. Kamps	—	—	960	171,101
Edward T. Rizzuti	1,175	194,022	2,667	469,963
Richard H. Raborn	—	—	3,059	539,304
Kevin J. Thomas	—	—	586	113,849
Jeffery A. Leonard	—	—	26,048	5,081,402
2025 PENSION BENEFITS
The following table quantifies the "deferred benefit" pension benefits expected to be paid from the SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Robert P. Hureau	SERP	—	—	—
Agnieszka K. Kamps(3)	SERP	1	84,568	—
Edward T. Rizzuti(3)	SERP	10	613,738	—
Richard H. Raborn(3)	SERP	10	810,079	—
Kevin J. Thomas(3)	SERP	3	247,224	—
Jeffery A. Leonard(2)	SERP	14	1,907,935	—
1.The estimated present value of accumulated benefits under the SERP is based on a discount rate of 5.1% as of December 31, 2025. The Pre-2012 Mortality Table is used for the SERP calculation projected to 2025 for the participants. Participants are assumed to retire at the latest of current age and the plan’s earliest retirement date (age 65) with unreduced benefits. No pre-retirement mortality, retirement, or terminating has been assumed for the present value factors.
2.Mr. Leonard became eligible to receive benefits from the SERP in connection with his retirement on September 1, 2025.
3.As of the end of the measurement period (December 31, 2025), Messrs. Hureau and Thomas and Ms. Kamps are not yet vested in the SERP, and have no benefit payable under the SERP. As previously disclosed, Messrs. Hureau and Thomas and Ms. Kamps will participate in the Nonqualified Deferred Compensation Plan (the “Plan”) adopted by the Board and effective January 1, 2026. Mr. Thomas and Ms. Kamps will be credited with an initial contribution into the Plan equal to the actuarial present value of their SERP account calculated as of December 31, 2025. Messrs. Raborn and Rizzuti became fully vested in the SERP upon reaching ten years of Credited Service with the Company, which occurred on April 6, 2025 for Mr. Raborn and July 15, 2025 for Mr. Rizzuti.

Alamo Group Inc.	46	Proxy Statement

EXECUTIVE COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
This section describes the benefits and payments to which each NEO would have been entitled under the Company’s existing plans and arrangements if his or her employment had terminated or if the Company had undergone a change in control, in each case, on December 31, 2025. For purposes of valuing any outstanding equity awards, we have assumed a per share value of $167.87, the closing market price of the Company’s common stock on December 31, 2025.
Prior to the effective date of the SERP on January 3, 2011, the applicable NEOs were not entitled to cash severance payments upon any termination of employment or upon a change in control of the Company. Upon termination, the NEOs receive health and welfare benefits under COBRA that are generally available to all U.S.-based employees who participate in our health benefit plans and accrued vacation pay. There are no special or enhanced termination benefits under the Company’s equity plans for the NEOs as compared to non-named executive officer participants. For information with respect to potential payments under the SERP, see "SERP" below.
As previously disclosed, Jeffery A. Leonard retired as President and CEO, effective September 1, 2025. In connection with Mr. Leonard’s retirement, the Board approved the acceleration of the vesting of 13,806 shares of restricted stock previously granted to Mr. Leonard and approved Mr. Leonard's ongoing eligibility to vest, on a pro-rata basis, in the PSUs previously granted to Mr. Leonard for the 2023-2025 and 2024-2026 performance cycles, subject to the attainment of the underlying performance goals with respect to each performance cycle.
Change in Control Agreements
We have entered into change in control agreements with our NEOs and certain of our other senior executive officers. Generally, each of the NEOs is entitled to receive, upon termination of employment within six months preceding or twenty-four months after a change in control of our Company (unless such termination is because of death, disability, for cause, or by the officer other than for "good reason," as defined in the change in control agreements): (a) a lump sum severance payment equal to (i) the NEO's annual base salary in effect immediately prior to the change in control or the date of the executive's termination (whichever is greater) plus (ii) an amount equal to the executive’s target bonus opportunity for the calendar year in which the change in control or the date of the executive's termination occurs (whichever is greater) multiplied by a severance factor which varies by executive position as described in the Compensation Discussion and Analysis; (b) acceleration of vesting of all time-based equity awards including RSAs and stock options that vest ratably over time; and (c) reimbursement of health care insurance costs for a period of eighteen (18) months following the executive's termination of employment, if COBRA is elected by the executive under the Company's group health plan. The events that trigger a change in control under these agreements include: (i) the acquisition of 50% or more of our outstanding common stock by certain persons, (ii) certain changes in the membership of our Board of Directors, (iii) certain mergers or consolidations, and (iv) a sale or transfer of all or substantially all of our assets. The receipt of any and all severance payments pursuant to the change in control agreements in place with each of our NEOs is expressly conditioned on each executive's execution (and non-revocation) of a release of claims agreement. The change in control agreements do not apply to performance-based equity awards including our PSU awards.

Alamo Group Inc.	47	Proxy Statement

EXECUTIVE COMPENSATION
Potential Payments Upon an Involuntary Termination of Employment Following a Change in Control(1)

Name	Severance Payment ($)(2)	Value of Accelerated Equity Awards ($)(3)	Health Benefits ($)(4)	Aggregate Payments ($)

Robert P. Hureau	4,350,000	2,176,273	17,000	6,543,273
Agnieszka K. Kamps	1,696,000	985,771	17,000	2,698,771
Edward T. Rizzuti	1,472,500	668,633	27,008	2,168,141
Richard H. Raborn	1,664,000	792,727	—	2,456,727
Kevin J. Thomas	1,520,000	541,332	17,632	2,078,964
1.An involuntary termination means termination of the NEO's employment following a change in control (1) by the Company other than for “cause,” or (2) by the NEO for “good reason.” Under the terms of the Change in Control Agreement, if the payments and benefits to a NEO under the Change in Control Agreement or another plan, arrangement or agreement would subject the NEO to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, if such reduction would result in the NEO receiving a higher net after-tax amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of the Change in Control Agreement.
2.Amounts reported in this column represent the sum of (i) the NEO's base salary multiplied by a severance factor, which for Mr. Hureau is three and for each other NEO is two (the "Severance Factor"), and (ii) the NEO's target annual cash incentive opportunity (for the year in which termination or change in control occurs) multiplied by the applicable Severance Factor.
3.Represents the value of equity awards that would become vested upon an involuntary termination of employment within two years following a change in control. The value of the accelerated vesting of the equity awards reported in this table is based upon our closing stock price of $167.87 on December 31, 2025.
4.Represents the estimated value of continued health care benefits that all NEOs would be entitled to receive upon an involuntary termination of employment under the Change in Control Agreement.
A detailed list of the equity awards held by each NEO as of December 31, 2025 is set forth in the “Outstanding Equity Awards at 2025 Fiscal Year-End” table above. The NEOs do not hold any equity awards other than the stock options and the equity awards listed in the table. Other than as provided in the following sentence, each NEO may exercise only vested options within 30 days of termination of employment (not for cause), 30 days of retirement, or one year of death. If the NEO is at least 62 years of age and has at least five years of service with the Company, the options become fully vested and may be exercised upon termination of the NEO’s employment (not for cause), retirement or death in accordance with their terms.
The Company's outstanding RSAs provide that if a NEO ceases to be a service provider for any reason before the RSAs have vested, the NEO's right to the shares of restricted stock will be cancelled. In accordance with the terms of the change in control agreements entered into between the Company and each of our NEOs, accelerated vesting of RSAs held by each NEO will occur on a double-trigger basis and only in the event that a NEO's employment is terminated within six months preceding or twenty-four months after a change in control of our Company (unless such termination is because of death, disability, for cause, or by the officer other than for "good reason," as defined in the change in control agreements).
The Company's outstanding PSU awards provide that, subject to certain limited exceptions, if a NEO ceases to be a service provider for any reason before the awards have vested, the NEO's right to any PSU shares will be forfeited. In the event that a change in control occurs during the applicable PSU Performance Period, a portion of the unvested PSU will vest on the date of such change in control in a pro rata amount calculated by multiplying the amount of the award (which amount will be determined by the Compensation Committee in its reasonable discretion based on the Company’s expected performance or, if such amount cannot be reasonably determined by the Compensation Committee, then the target award amount) by a fraction, the numerator of which equals the number of days that the award recipient was a Company employee during the Performance Period up to the date of the change of control and the denominator of which equals the total number of days in the Performance Period.

Alamo Group Inc.	48	Proxy Statement

EXECUTIVE COMPENSATION
The following chart shows the value of RSAs and PSUs (assuming target payout) that would have become vested or forfeited for a termination of employment as of December 31, 2025. For this purpose, RSAs and PSUs were valued at our closing stock price as of December 31, 2025.

	Termination For Cause	Death or Disability		Change in Control	Any Other Involuntary/Voluntary Termination Without Cause
Name	Forfeit ($)	Vesting ($)	Forfeit ($)	Immediate Vesting ($)	Vesting ($)	Forfeit ($)

Robert P. Hureau	2,849,761	2,176,273	673,488	331,718	—	2,849,761
Agnieszka K. Kamps	1,319,458	985,771	333,687	289,111	—	1,319,458
Edward T. Rizzuti	902,805	668,633	234,172	216,055	—	902,805
Richard H. Raborn	1,068,660	792,727	275,933	260,412	—	1,068,660
Kevin J. Thomas	731,577	541,332	190,246	128,203	—	731,577
SERP
The SERP was intended to provide a benefit from the Company upon retirement, death or disability, or a change in control of the Company. Accordingly, the SERP obligates the Company to pay to a participant a Retirement Benefit (as defined in the SERP) upon the occurrence of certain payment events to the extent a participant has a vested right thereto. The Retirement Benefit for Messrs. Rizzuti, Raborn, and Leonard is based on 20% of the final three year average salary of each participant based on the participant's last year of service at the time of his retirement from the Company. A participant’s right to his Retirement Benefit becomes vested upon 10 years of Credited Service (as defined in the SERP) or a change in control of the Company. In the event of the participant’s death or a change in control, the participant’s vested Retirement Benefit will be paid in a lump sum to the participant or his estate, as applicable, within 90 days after the participant’s death or a change in control, as applicable. In the event the participant is entitled to a benefit from the SERP due to disability, retirement or other termination of employment, the benefit will be paid in monthly installments over a period of fifteen years. The Board determined in 2025 to close the SERP to new participants.

Alamo Group Inc.	49	Proxy Statement

EXECUTIVE COMPENSATION
The following chart shows the potential payouts under the SERP as of December 31, 2025. In connection with his retirement, Mr. Leonard became entitled to a SERP benefit equal to approximately $1.9 million, payable in monthly installments over 15 years.

	Termination For Cause	Death or Disability(1)		Change in Control	Any Other Involuntary/Voluntary Termination Without Cause(1)
Name	Forfeit ($)	Vesting ($)	Forfeit ($)	Immediate Vesting ($)	Vesting ($)	Forfeit ($)

Robert P. Hureau	—	—	—	—	—	—
Agnieszka K. Kamps	84,568	—	84,568	269,010	—	84,568
Edward T. Rizzuti	613,738	—	—	1,370,001	—	—
Richard H. Raborn	810,079	—	—	1,512,501	—	—
Kevin J. Thomas	247,224	—	247,224	529,425	—	247,224
1.Death or disability and any other voluntary or involuntary termination values include the present value of accumulated benefits to be paid out in monthly installments over a period of 15 years.
PRACTICES RELATED TO THE GRANT OF CERTAIN EQUITY AWARDS
The Compensation Committee and senior management monitor the Company’s equity grant practices to evaluate whether such policies comply with governing regulations and are consistent with good corporate practices. As previously discussed, long-term equity incentive compensation for our NEOs consists of RSAs and PSUs. For other employees, when making regular annual equity grants, the Board’s long-standing practice is to approve them, at the Compensation Committee’s recommendation, at its meeting in February of each year as part of the annual compensation review and after results for the preceding fiscal year become available. In addition, the Board may make grants at any time during the year it deems appropriate, including with respect to new hires or transitions. The Board does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
CEO PAY RATIO DISCLOSURE
In accordance with Item 402(u) of Regulation S-K passed as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”), we have calculated the ratio of annual total compensation of the Company’s principal executive officer, Mr. Hureau, relative to the annual total compensation of our median employee (the "CEO Pay Ratio").
In performing our pay ratio analysis, our date of determination was December 31, 2025. We collected compensation information concerning all of our approximately 3,800 employees as of December 31, 2025. We did not include approximately 16 employees who were employed with our Fieldquip business in Australia. We annualized the cash compensation values of all full-time and part-time employees who were only employed for a portion of the year (but did not adjust any part-time or seasonal employees to a full-time equivalent). While no cost of living adjustments were used to adjust compensation figures, we were required to translate currencies as of the relevant date of determination for those employees who were employed with our subsidiary companies located outside the United States. After we identified the median employee, we calculated the median employee's compensation in accordance with the rules applicable to the Summary Compensation Table.

Alamo Group Inc.	50	Proxy Statement

EXECUTIVE COMPENSATION
Our compensation review process yielded the following results:
■2025 Median Employee total annual compensation: $53,757
■Mr. Hureau (CEO) total annual compensation for 2025 (annualized): 4,506,660
■Ratio of CEO to Median Employee Compensation: 84:1
We believe the above results are indicative of the equitable and competitive compensation practices that we have implemented across our organization. As previously discussed, our executive compensation program is designed to retain and motivate talented and experienced executives who can materially improve the Company’s long-term value. However, we recognize that our continued success is also highly dependent upon the retention of experienced, motivated and loyal employees at all levels of our organization, and we continually review our compensation practices to ensure that we remain competitive in the employment markets where we operate while maintaining an appropriate balance between executive compensation and our overall compensation levels. In addition to annual base compensation, we provide many of our employees with other non-cash benefits including (i) savings plans, including a 401(k) savings plan for our U.S.-based employees, (ii) wellness programs and (iii) tuition reimbursement/scholarship programs.
PAY VERSUS PERFORMANCE
The information in this section is provided for the purpose of complying with the pay versus performance disclosure rule adopted by the Securities and Exchange Commission in 2022 in accordance with Item 402(v) of Regulation S-K passed as part of the Dodd Frank Act.

									Value of Initial Fixed $100 Investment Based on:(4)
Year (1)	Summary Comp Table Total for Hureau (PEO)(2) ($)	Summary Comp Table Total for Leonard (PEO)(2) ($)	Summary Comp on Table Total for Robinson (PEO)(2) ($)	Comp actually paid to Hureau (PEO)(3) ($)	Comp actually paid to Leonard (PEO)(3) ($)	Comp actually paid to Robinson (PEO)(3) ($)	Average Summary Comp Table Total for Non-PEO Named Executive Officers(2) ($)	Average Comp Actually Paid to Non-PEO Named Executive Officers(3) ($)	Total Share-holder Return ($)	S&P Industrials Index Total Return(5) ($)	Net Income ($)	Pre-tax Income(6) ($)

2025	4,526,676	5,456,560	N/A	3,835,653	2,318,008	N/A	1,492,934	1,368,561	124.88	189.72	103,801,149	139,512,353
2024	N/A	4,170,316	N/A	N/A	3,360,060	N/A	1,168,209	1,032,158	151.71	176.44	115,930,307	149,627,962
2023	N/A	4,789,390	N/A	N/A	6,002,308	N/A	1,497,898	1,838,765	170.62	150.20	136,160,827	175,119,847
2022	N/A	3,131,548	N/A	N/A	3,047,616	N/A	1,083,409	1,106,669	114.36	127.15	101,928,308	134,309,914
2021	N/A	2,816,259	3,577,356	N/A	2,588,461	2,113,987	966,572	981,069	118.24	134.52	80,244,876	109,497,732
1.The Principal Executive Officer (“PEO”) and NEOs for the applicable years were as follows:
–2025: Robert P. Hureau served as the PEO from September 2, 2025 through December 31, 2025 and Jeffery A. Leonard served as the PEO prior to Mr. Hureau’s September 2, 2025 appointment. The Company's other NEOs for 2025 were: Agnieszka K. Kamps, Edward T. Rizzuti; Richard H. Raborn; and Kevin J. Thomas.
–2024: Jeffery A. Leonard served as the PEO for the entirety of 2024. The Company's other NEOs for 2024 were: Agnieszka K. Kamps, Richard J. Wehrle; Edward T. Rizzuti; Richard H. Raborn; and Kevin J. Thomas.
–2022 and 2023: Jeffery A. Leonard served as the PEO for the entirety of 2022 and 2023. The Company's other NEOs for 2022 and 2023 were: Richard J. Wehrle; Edward T. Rizzuti; Richard H. Raborn; and Michael A. Haberman.
–2021: Jeffery A. Leonard served as the PEO from May 31, 2021 through December 31, 2021 and Ronald A. Robinson served as the PEO prior to Mr. Leonard’s May 31, 2021 appointment. The Company’s other NEOs for 2021 were: Richard J. Wehrle; Edward T. Rizzuti; Dan E. Malone; Richard H. Raborn; and Michael A. Haberman.

Alamo Group Inc.	51	Proxy Statement

EXECUTIVE COMPENSATION
2.Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in which the NEO served as PEO in the case of Messrs. Hureau, Leonard and Robinson and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s NEOs for the applicable year other than the individual serving as PEO for all or a portion of such years.
3.To calculate compensation actually paid, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Messrs. Hureau, Leonard and Robinson and for the average of the other NEOs is set forth following the footnotes to this table.
4.Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2020. Historic stock price performance is not necessarily indicative of future stock price performance.
5.Copyright© 2025 Standard & Poor's, a division of S&P Global. All rights reserved.
6.As noted in the CD&A, for 2025, pre-tax income continues to be viewed as a core driver of the Company’s performance and compensation actually paid to the Company's NEOs, accordingly, pre-tax income is calculated as follows: Income earned before income taxes.
.

Year	Summary Compensation Table Total ($) (a)	(Minus) Change in Accumulated Benefits Under Defined Benefit and Actuarial Pension Plans ($) (b)	Plus Service Costs Under Defined Benefit and Actuarial Pension Plans ($) (c)	(Minus) Grant Date Fair Value of Stock Awards Granted in Fiscal Year ($) (d)	Plus Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year ($) (e)	Plus/(Minus) Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years ($) (f)	Plus Fair Value at Vesting of Stock Awards Granted in Fiscal Year that Vested During Fiscal Year ($) (g)	Plus/(Minus) Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Years for which Applicable Vesting Conditions Were Satisfied During Fiscal Year ($) (h)	(Minus) Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year ($) (i)	Plus Dollar Value of any Dividends or Earnings Paid on Awards in the Applicable Fiscal Year Prior to the Vesting Date ($) (j)	Equals Compensation Actually Paid ($)

Hureau
2025	4,526,676	—	—	(3,544,080)	2,849,761	—	—	—	—	3,296	3,835,653
2024	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2023	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Leonard
2025	5,456,560	—	—	(3,956,860)	—	(58,414)	1,587,853	46,963	(767,808)	9,714	2,318,008
2024	4,170,316	(114,633)	—	(2,600,148)	2,374,814	(291,554)	—	(191,323)	—	12,588	3,360,060
2023	4,789,390	(346,949)	—	(2,180,710)	2,571,464	700,921	—	458,788	—	9,404	6,002,308
2022	3,131,548	(21,240)	—	(1,500,402)	1,540,325	(46,961)	—	(61,847)	—	6,193	3,047,616
2021	2,816,259	(342,199)	85,770	(1,081,830)	1,019,074	39,412	—	48,776	—	3,199	2,588,461
Robinson
2025	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2024	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2023	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2021	3,577,356	—	—	(2,351,754)	470,682	60,447	—	348,740	—	8,516	2,113,987
Other NEOs (Average) (k)
2025	1,492,934	(93,510)	49,634	(605,367)	581,334	(45,596)	—	(14,430)	—	3,562	1,368,561
2024	1,168,209	(63,184)	43,060	(526,178)	418,892	(36,634)	—	26,035	—	1,958	1,032,158
2023	1,497,898	(118,554)	38,569	(516,836)	609,446	194,487	—	131,196	—	2,559	1,838,765
2022	1,083,409	—	55,930	(415,652)	426,712	(17,124)	—	(28,828)	—	2,222	1,106,669
2021	966,572	(70,672)	39,141	(282,985)	266,337	26,204	—	34,615	—	1,857	981,069

Alamo Group Inc.	52	Proxy Statement

EXECUTIVE COMPENSATION
a.Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the other NEOs, amounts shown represent averages.
b.Represents the aggregate change in the actuarial present value of the accumulated benefits under all defined benefit and actuarial pension plans reported in the Summary Compensation Table for the indicated fiscal year.
c.Represents the sum of the actuarial present value of the benefits under all defined benefit and actuarial pension plans attributable to services rendered during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
d.Represents the grant date fair value of the stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
e.Represents the fair value as of the indicated fiscal year-end of the outstanding and unvested stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
f.Represents the change in fair value during the indicated fiscal year of each stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
g.Represents the fair value at vesting of the stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
h.Represents the change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
i.Represents the fair value as of the last day of the prior fiscal year of the stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
j.Represents cash dividends paid on stock awards during the applicable year that are not otherwise reflected as compensation for the applicable year.
k.See footnote 1 above for the NEOs included in the average for each year.
Relationship Between Pay and Performance
We believe the compensation actually paid to our NEOs in each of the years reported above and over the five-year cumulative period are reflective of the Compensation Committee's emphasis on pay-for-performance, as the compensation actually paid fluctuated year-over-year primarily due to our PEO and other NEOs' varying levels of achievement against pre-established performance goals under our annual Executive Incentive Plan ("EIP") and the change in the value of the NEOs' equity awards. The relationship between compensation actually paid and the Company’s performance is further discussed below.
Relationship Between Compensation Actually Paid to the PEO and Average Other NEOs and the Company's Cumulative Total Stockholder Return
Our PEO's and other NEOs' compensation actually paid is not tied directly to the Company's total stockholder return ("TSR"), but it is expected that stockholder returns will generally correlate with the growth and profitability metrics that have been selected for the incentive program applicable to our NEOs and will impact the value of the equity awards granted to our NEOs. As calculated in accordance with the SEC disclosure rules, the compensation actually paid to our PEO was $2,588,461 for 2021. The compensation actually paid to Mr. Hureau, our PEO 1 for 2025, as calculated in accordance with the SEC disclosure rules, was $3,835,653, an approximately 48% increase over 2021. While the compensation actually paid to Mr. Leonard, our PEO 2 for 2025, as calculated in accordance with the SEC disclosure rules, was $2,318,008, an approximately 10% decrease from 2021. As noted above, Mr. Hureau assumed the role of our PEO on September 2, 2025, succeeding Mr. Leonard who had been our PEO since May 31, 2021. The average compensation actually paid for our other NEOs for 2021, as calculated in accordance with the SEC disclosure rules, was $981,069 and increased approximately 39% to $1,368,561 for 2025. The Company’s five-year cumulative TSR, including reinvestment of dividends, measured assuming a $100 investment in the Company’s stock as of December 31, 2020, increased by approximately 25% to $124.88 as of December 31, 2025. The compensation actually paid to our PEO 1 over the 2021-2025 period thus increased at a higher percentage than the Company's five-year cumulative TSR did over the 2021-2025 period. The compensation actually paid to our PEO 2 over the 2021-2025 period decreased while the Company's five-year cumulative TSR increased over the 2021-2025 period. The compensation actually paid to our other NEOs over the 2021-2025 period increased at a higher percentage than the Company's five-year cumulative TSR did over the 2021-2025 period.

Alamo Group Inc.	53	Proxy Statement

EXECUTIVE COMPENSATION
Relationship Between Compensation Actually Paid to the PEO and Average Other NEOs and the Company's Net Income and Pre-Tax Income
While pre-tax income is a significant component of our compensation program through its use in the EIP, our pre-tax income and, similarly, net income performance has less of an impact on our compensation actually paid due to the lower weighting of EIP in our overall compensation program as compared to equity awards. Accordingly, while our pre-tax income and net income increased by approximately 27% and 29%, respectively, from 2021 to 2025, our PEO compensation actually paid increased approximately 48% for our PEO 1 and decreased approximately 10% for our PEO 2, and the average compensation actually paid for the other NEOs increased by approximately 39% over the same time period.
Relationship Between Company TSR and S&P Industrials Index
The table below matches Alamo Group Inc.'s cumulative 5-Year total shareholder return on common stock with the cumulative total returns of the S&P 500 Industrials index. The table tracks the performance of a $100 investment in our common stock and in each index (with the reinvestment of all dividends) from December 31, 2020 to December 31, 2025.
*$100 invested on December 31, 2020 in stock or index, including reinvestment of dividends.
Fiscal year ended December 31.
Copyright© 2025 Standard & Poor's, a division of S&P Global. All rights reserved.

The following is a list of financial performance measures which in the Company's assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for 2025:(1)
■Pre-tax income
■Operating income growth
■Return on invested capital
■Company cash conversion rate
■Division revenue growth

Alamo Group Inc.	54	Proxy Statement

EXECUTIVE COMPENSATION
1.Pre-tax income and Company cash conversion rate are components of all of our NEOs' executive incentive plans. Operating income growth and return on invested capital are PSU metrics for all of our NEOs' long-term equity incentive compensation. Division revenue growth is a component of Division leaders Messrs. Raborn's and Thomas's executive incentive plans.
DIRECTOR COMPENSATION DURING 2025
The following table sets forth the aggregate compensation awarded to, earned by or paid to our non-employee directors during 2025. While serving as our President and Chief Executive Officer, neither Mr. Hureau nor Mr. Leonard received any additional compensation for service on the Board.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)

Robert P. Bauer	118,000	—	130,044	—	248,044
Eric P. Etchart	98,000	—	130,044	—	228,044
Nina C. Grooms	85,000	—	130,044	—	215,044
Colleen C. Haley	85,000	—	130,044	—	215,044
Paul D. Householder	85,000	—	130,044	—	215,044
Tracy C. Jokinen	123,000	—	130,044	—	253,044
Richard W. Parod	170,000	—	130,044	—	300,044
Lorie L. Tekorius	85,000	—	130,044	—	215,044
1.The Company pays directors who are not employees of the Company an $85,000 retainer per year. The Chair of the Board receives an additional $85,000 annual retainer (for any independent director who serves as Chair), the chair of the Audit Committee receives an additional $18,000 annual retainer, the chair of the Compensation Committee receives an additional $13,000 annual retainer, and the chair of the Nominating Corporate Governance Committee receives an additional $13,000 annual retainer. Mr. Bauer and Ms. Jokinen each also received an additional $20,000 in relation to their involvement with the Company’s CEO succession in 2025. Directors are reimbursed for reasonable expenses incurred as a result of attending meetings of the Board or the Committees. The Board of Directors also receives an annual grant of stock awards.
2.As of December 31, 2025, there were no stock options granted to any of the directors or outstanding with respect to any of the directors.
3.The amounts shown in this column represent the full grant date fair value of the restricted stock awards granted in 2025 as computed in accordance with FASB ASC 718. See Notes 1 and 16 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC 718. The grant date fair value for the restricted stock awards was determined in accordance with FASB ASC 718 to be $199.76 (which was the market price on the day of grant, May 12, 2025). As of December 31, 2025, each individual who served as a non-employee director during 2025 had 651 shares of restricted stock outstanding.

Alamo Group Inc.	55	Proxy Statement

PROPOSAL TWO
Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) we are providing stockholders with a vote to approve, on an advisory, non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with Securities and Exchange Commission rules. This vote, currently conducted annually, is intended to provide an overall assessment of our executive compensation program rather than focus on a specific individual or item of compensation.
As described in the "Compensation Discussion and Analysis" section of this Proxy Statement, we believe in pay for performance. Accordingly, the goal of our executive compensation program is to motivate and retain highly-talented executives who are critical to the success of our Company and to enhance the Company’s performance by providing compensation to key managers who have the ability by the nature of their positions to significantly affect the operational effectiveness and financial performance of the Company or one of its subsidiaries. The program is intended to align management and stockholder objectives and provide the opportunity for executives to participate in the success of the Company, with elements designed to reward both short-term and long-term success. Stockholders are encouraged to carefully review the "Compensation Discussion and Analysis" section of this Proxy Statement for a more detailed discussion of our executive compensation program. With respect to our last advisory vote on NEO compensation, which occurred at our 2025 Annual Meeting, our stockholders expressed their support by approving the non-binding advisory vote with approximately 98% of the shares cast in favor of our NEO compensation program at that time.
The vote on this proposal gives our stockholders the opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. For the reasons discussed above, we are asking our stockholders to indicate their support for the compensation of our NEOs by voting FOR the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures in this Proxy Statement.”
As an advisory vote, this proposal is not binding upon our Board of Directors or the Company. However, we expect that our Compensation Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our CEO and other NEOs.
Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal No. 2 if you want to have your broker vote your shares on the matter.

Alamo Group Inc.	56	Proxy Statement

PROPOSAL TWO
Approval of the "say-on-pay" proposal requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

“FOR”
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR CHIEF EXECUTIVE OFFICER AND NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT, AND WHICH IS DESIGNATED AS PROPOSAL NO. 2 PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

Alamo Group Inc.	57	Proxy Statement

PROPOSAL THREE
Ratification of Appointment of Independent Auditors

The Audit Committee of the Board of Directors desires to engage the services of KPMG LLP for the fiscal year ending December 31, 2026. The Audit Committee has appointed KPMG LLP to audit the financial statements of the Company for fiscal 2026 and report on those financial statements. Stockholders are being asked to vote FOR the ratification of the appointment. If stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider its appointment.
FEES INCURRED BY THE COMPANY FOR KPMG LLP
The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for fiscal 2025 and 2024.

	2025	2024

Audit Fees(1)	$2,317,000	$2,428,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	74,000	720,000
All Other Fees(4)	—	—
Total	$2,391,000	$3,148,000
1.Both 2025 and 2024 Audit Fees include: (i) the audit of our consolidated financial statements included in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to SEC and other regulatory filings; and (iv) the audit of management’s reports on the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 (Section 404).
2.Audit-Related Fees in 2025 and 2024 include fees related to acquisitions and advisory services.
3.Tax Fees in 2025 and 2024 include tax compliance, tax planning and tax advice.  Tax compliance, tax planning and tax advice services include the review of U.S. federal, state and local income tax returns, tax advice regarding R&D tax credits as well as tax review and advice on international taxes.
4.Other than as described in this proxy statement, there were no other professional services rendered in 2025 or 2024.
AUDIT COMMITTEE'S PREAPPROVAL POLICY AND PROCEDURES
Our Audit Committee has adopted policies and procedures for the preapproval of audit and non-audit services for the purpose of maintaining the independence of our independent auditors. These policies and procedures are reviewed at least annually. We may not engage our independent auditors to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s preapproval policies and procedures. On an annual basis, the Audit Committee may preapprove services that are expected to be provided to the Company by the independent auditors during the following twelve months.

Alamo Group Inc.	58	Proxy Statement

PROPOSAL THREE
The Audit Committee may also preapprove particular services on a case-by-case basis. In assessing requests for services by the independent auditors, the Audit Committee considers whether such services are consistent with the auditor's independence, whether the independent auditors are likely to provide the most effective and efficient service based upon their familiarity with the Company, and whether the service could enhance the Company's ability to manage or control risk or improve audit quality.
Representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions concerning the fiscal year ended December 31, 2025 and make a statement should they so desire.
Vote required. This recommendation must be approved by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. All proxies will be voted “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent auditor unless a contrary choice is indicated.

“FOR”
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE'S APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2026, WHICH IS DESIGNATED AS PROPOSAL NO. 3. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

Alamo Group Inc.	59	Proxy Statement

Stockholder Proposals for 2027 Annual Meeting

Proposals from stockholders intended to be presented at the 2027 Annual Meeting, pursuant to Rule 14a-8 under the Exchange Act, must be received in writing by the Company at its principal executive offices not later than November 19, 2026. The Company's principal executive offices are located at 1627 East Walnut Street, Seguin, Texas 78155. Please direct all such proposals to the attention of the Company's Secretary.
Stockholders intending to present a proposal or nominate directors at the 2027 Annual Meeting must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that such proposal or nomination be submitted in writing to the Secretary of the Company at our principal executive offices no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2027 Annual Meeting no earlier than January 1, 2027 and no later than January 31, 2027. The notice must contain the information required by the Bylaws, a copy of which is available upon request to the Company's Secretary, in addition to any other information required by Rule 14a-19 under the Exchange Act.
The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders.  The Committee’s Policy Regarding Director Candidates Recommended by Stockholders, the Company’s Corporate Governance Guidelines (including our standards of director independence), the charters of our Board Committees, and the Company’s Code of Business Conduct and Ethics are on our website at www.alamo-group.com/corporate-governance/ and are available in print at no charge to any stockholder who requests them by writing to Corporate Secretary, Alamo Group Inc., 1627 East Walnut Street, Seguin, Texas 78155.
Any stockholder of the Company who complies with the notice procedures set forth below and is a stockholder of record at the time such notice is delivered to the Company may make a director recommendation for consideration by the Nominating/Corporate Governance Committee. A stockholder may make recommendations at any time, but recommendations for consideration of a nominee at the Annual Meeting of Stockholders must be received not less than 120 days before the first anniversary of the date the proxy statement was released to stockholders in connection with the previous year’s annual meeting. Therefore, to submit a candidate for consideration for nomination at the 2027 Annual Meeting of Stockholders, a stockholder must submit the recommendation, in writing, by November 19, 2026. The written notice must demonstrate that it is being submitted by a stockholder of the Company and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the stockholder must provide confirmation of each candidate’s consent to serve as a director. A stockholder must send recommendations to the Nominating/Corporate Governance Committee, Alamo Group Inc., 1627 East Walnut Street, Seguin, Texas 78155.

Alamo Group Inc.	60	Proxy Statement

STOCKHOLDER PROPOSALS FOR 2027 ANNUAL MEETING
PROXY SOLICITATION
The cost of soliciting proxies by the Board of Directors will be borne by the Company. Proxies may be solicited through the mail and through telephonic communications or meetings with stockholders or their representatives by directors, officers and other employees of the Company who will not receive special compensation for these services.
The Company requests persons such as brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company will reimburse such persons for their reasonable expenses.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “anticipate,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, which could cause actual results to vary materially from those indicated or anticipated. These and other risks, assumptions and uncertainties are described in the Company's 2025 Annual Report and in other documents that we may file or furnish with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and we expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this Proxy Statement, whether as a result of new information, future events, changes in assumptions or otherwise.
OTHER MATTERS
No business other than the matters set forth in this Proxy Statement is expected to come before the Annual Meeting, but should any other matters requiring a vote of stockholders arise, including a question of adjourning the Annual Meeting, the persons named in the accompanying Proxy will vote thereon according to their best judgment in the interests of the Company. If any of the nominees for office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies may vote for another person in his/her place in what they consider the best interests of the Company.
The Company is enclosing with this proxy a copy of the Company's Annual Report on Form 10-K including financial statements and schedules thereto filed with the SEC for the year ended December 31, 2025. Any request for exhibits should be in writing addressed to Corporate Secretary, Alamo Group Inc., 1627 East Walnut Street, Seguin, Texas 78155.
By Order of the Board of Directors,
Edward T. Rizzuti
Secretary
March 19, 2026

Alamo Group Inc.	61	Proxy Statement

General Information

These materials are provided to you because the Board of Directors (the “Board of Directors” or the “Board”) of Alamo Group Inc., a Delaware corporation (the “Company,” “we,” “our,” or “us”), is soliciting your proxy to be voted at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 1, 2026, and at any meeting scheduled as a result of any adjournments thereof.  The meeting will be held in a virtual-only format at 9:00 a.m. Central Daylight Time. To attend the Annual Meeting you will need to visit www.virtualshareholdermeeting.com/ALG2026, and you will be required to enter the control number found on the notice or proxy card you previously received. Pursuant to rules approved by the SEC, we are electronically disseminating Annual Meeting materials instead of mailing printed copies of the materials to each of our stockholders. Accordingly, our Notice Regarding Internet Availability of Proxy Materials is being mailed to stockholders on or about March 19, 2026. The Notice Regarding Internet Availability of Proxy Materials includes instructions on how to access Annual Meeting materials via the internet and how to vote. The notice will also provide instructions on how to obtain paper copies of proxy materials, if preferred. Our Proxy Statement and 2025 Annual Report to stockholders are available at the website referenced in the Notice Regarding Internet Availability of Proxy Materials and on our website at https://www.alamo-group.com/investor-relations/ at the link for 2026 Annual Meeting Information as well as under the Financial Reports link.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 1, 2026:  Our Proxy Statement and our Annual Report, which includes our Form 10-K for the fiscal year ended December 31, 2025, are available free of charge on our website at: https://www.alamo-group.com/investor-relations/ at the link for 2026 Annual Meeting Information as well as under the Financial Reports link

VOTING AND PROXIES
Only holders of record of common stock, par value $.10 per share (“Common Stock”), of the Company at the close of business on March 10, 2026 (the “Record Date”) shall be entitled to vote at the meeting. There were 20,000,000 authorized shares of Common Stock and 12,168,653 shares of Common Stock outstanding on the Record Date. Each share of Common Stock is entitled to one vote. Any stockholder giving a proxy has the power to revoke the same at any time prior to its use by giving notice in person or in writing to the Secretary of the Company. The presence, in person or by proxy, of the holders of shares of Common Stock having a majority of the voting power of the Common Stock entitled to be voted at the 2026 Annual Meeting of Stockholders is necessary to constitute a quorum at the 2026 Annual Meeting of Stockholders and any adjournment thereof. If you have requested paper copies of the annual materials and receive a proxy card, please note that by signing and returning the enclosed proxy card, you authorize the persons named as proxies on the proxy card to represent you and vote your shares at the meeting. If you are not present at the meeting, your shares can be voted only when represented by a proxy either pursuant to the proxy card or otherwise. You may indicate a vote on the proxy card in connection with any of the listed proposals, and your shares will be voted accordingly. If you indicate a preference to abstain from voting, no vote will be cast.

Alamo Group Inc.	62	Proxy Statement

GENERAL INFORMATION
VOTES REQUIRED TO APPROVE A PROPOSAL
Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed by the Company for the meeting. A majority of the voting power of the Common Stock entitled to be voted at the Annual Meeting, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be included in determining the presence of a quorum at the Annual Meeting. “Broker non-votes” occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker does not then vote those shares on the stockholder’s behalf. Where a stockholder’s proxy or ballot is properly executed and returned but does not provide voting instructions, the shares of such stockholder will nevertheless be counted as being present at the Annual Meeting for the purpose of determining a quorum.
Each director will be elected by a majority of the votes cast with respect to such director. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Abstentions and "broker non-votes" are not considered to be votes cast with respect to the election of directors. Under Delaware law, if the director is not elected at the Annual Meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Company’s Bylaws, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she is not elected by stockholders and the Board accepts the resignation. If a director is not elected, the Nominating/Corporate Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision and, if it rejects the resignation, the rationale behind the decision, within 90 days after the election results are certified.
Approval of the say-on-pay proposal requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote thereon. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. Under New York Stock Exchange rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the say-on-pay proposal if your broker does not receive voting instructions from you. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no impact on the proposal because they are not considered shares entitled to vote on the proposal.
The ratification of KPMG LLP’s appointment as the Company’s independent auditor requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a negative vote on the proposal. The ratification of KPMG LLP's appointment as the Company's independent auditor is considered to be a "routine" proposal under New York Stock Exchange rules and, therefore, if you do not return voting instructions to your broker, your shares may be voted by your broker in its discretion on that proposal.

Alamo Group Inc.	63	Proxy Statement

Appendix I

ALAMO GROUP INC. NON-GAAP FINANCIAL MEASURES RECONCILIATION
The non-GAAP financial information presented in this Proxy Statement, including the EBITDA and adjusted EBITDA information and adjusted fully diluted EPS, should be considered supplemental to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company has provided this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations below, and to provide an additional measure of performance which management considers in operating the business.
EBITDA

	Twelve Months Ended

	December 31, 2025	December 31, 2024

Net income	$103,801	$115,930
Interest, net	9,308	17,911
Provision for income taxes	35,711	33,698
Depreciation	38,824	36,857
Amortization	16,547	16,227
EBITDA	$204,191	$220,623

Adjustments:
CEO transition(1)	2,310	—
Acquisition and Integration Expenses(2)	3,274	—
Restructuring Expenses(3)	7,089	4,228
Gradall Strike(4)	—	3,556
Adjusted EBITDA	$216,864	$228,407
Notes:
1.CEO Transition includes accelerated stock compensation, recruiting expenses, sign-on bonus, and moving expenses.
2.Acquisition and integration expenses include advisory fees for both unsuccessful and successful deals.
3.Restructuring expenses include severance cost, relocation and set up cost, reduction in the realizable value of inventory as a result of strategic brand review, offset by gain on sale of Gibson City, Illinois facility.
4.Gradall strike represents lost profitability during the 5-week labor strike in Q2, 2024.

Alamo Group Inc.	64	Proxy Statement

APPENDIX I
NON-GAAP FINANCIAL MEASURES

	Twelve Months Ended
	12/31/2025 ($)	12/31/2024 ($)

Operating Income	151,613	164,808
CEO Transition(1)	2,310	—
Acquisition and Integration Expenses(2)	3,274	—
Restructuring Expenses(3)	9,262	4,228
Gradall Strike(4)	—	3,556
Adjusted Operating Income	166,459	172,592
Net Income	103,801	115,930
CEO Transition(1), net of tax benefit $— and $591, respectively	1,719	—
Acquisition and Integration Expenses(2), net of tax benefit $422 and $838, respectively	2,436	—
Restructuring Expenses(3), net of tax benefit $1,318 and $226, $1,815, and $952, respectively	5,274	3,276
Gradall Strike(4), net of tax benefit $ — and $851, respectively	—	2,705
Adjusted Net Income	113,230	121,911
Fully Diluted EPS	8.59	9.63
CEO Transition(1)	0.14	—
Acquisition and Integration Expenses(2)	0.20	—
Restructuring Expenses(3)	0.44	0.27
Gradall Strike(4)	—	0.22
Adjusted Fully Diluted EPS	9.37	10.12
Notes:
1.CEO Transition includes accelerated stock compensation, recruiting expenses, sign-on bonus, and moving expenses.
2.Acquisition and integration expenses include advisory fees for both unsuccessful and successful deals.
3.Restructuring expenses include severance cost, relocation and set up cost, reduction in the realizable value of inventory as a result of strategic brand review, offset by gain on sale of Gibson City, Illinois facility.
4.Gradall strike represents lost profitability during the 5-week labor strike in Q2, 2024.

Alamo Group Inc.	65	Proxy Statement

SCAN TO
VIEW MATERIALS & VOTE

ALAMO GROUP INC.
ATTN: EDWARD T. RIZZUTI
1627 EAST WALNUT STREET
SEGUIN, TX 78155

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ALG2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V83890-P44628

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALAMO GROUP INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Proposal FOR the election of directors

Nominees:	**For**	**Against**	**Abstain**
1a. Robert P. Bauer	☐	☐	☐
1b. Eric P. Etchart	☐	☐	☐
1c. Nina C. Grooms	☐	☐	☐
1d. Colleen C. Haley	☐	☐	☐
1e. Paul D. Householder	☐	☐	☐
1f. Robert P. Hureau	☐	☐	☐
1g. Tracy C. Jokinen	☐	☐	☐
1h. Richard W. Parod	☐	☐	☐
1i. Lorie L. Tekorius	☐	☐	☐

	For	**Against**	**Abstain**
2. Proposal FOR approval of the advisory vote on the compensation of the named executive officers.	☐	☐	☐
3. Proposal FOR ratification of the appointment of KPMG LLP as the Company's Independent Auditors for the fiscal year ending December 31, 2026.	☐	☐	☐

NOTE: In their discretion, act upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K/Annual Report are available at www.proxyvote.com

V83891-P44628

ALAMO GROUP INC.
Proxy for 2026 Annual Meeting of Stockholders
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert P. Hureau, Edward T. Rizzuti, and Andrew Sefzik or any one of them, proxies or proxy with full power of substitution and revocation as to each of them, to represent the undersigned and to act and vote, with all powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of Alamo Group Inc., to be held on Friday, May 1, 2026 at 9:00 a.m., Central Daylight Time, via live webcast at www.virtualshareholdermeeting.com/ALG2026, on the following matters and in their discretion on any other matters which may come before the Meeting or any adjournments thereof. Receipt of Notice-Proxy Statement dated March 19, 2026 is acknowledged.

This proxy will be voted as directed. In the absence of such direction, the proxy will be voted "FOR" the nominees listed in Proposal 1 and "FOR" the proposals set forth in Proposal 2 and Proposal 3.

Continued and to be signed on the reverse side